Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

SHARE PURCHASE AGREEMENT

by and among

SPINDLE ACQUISITION CORP.

SPINDLE BIOTECH INC.,

THE PERSONS LISTED ON Schedule 1.1,

Lai Him Chung

and

solely for the purpose of Section 10.16,

APPLIED DNA SCIENCES, INC.

July 12, 2023

Page

Article I PURCHASE AND SALE OF COMPANY SHARES		1

1.01	Purchase and Sale	1
1.02	Consideration	1
1.03	Payment of the Consideration	2
1.04	Estimated Cash Payment	3
1.05	Final Cash Payment Calculation	4
1.06	Earn-Out	6
1.07	Spindle RNAP Revenue Share	9
1.08	Holdback Amount	10

Article II THE CLOSING		11

2.01	The Closing	11
2.02	Closing Deliveries of Sellers and the Company	11
2.03	Closing Deliveries of Purchaser and Purchaser Parent	12

Article III REPRESENTATIONS AND WARRANTIES OF SELLERS		13

3.01	Authorization of Transaction; Organization and Status of Sellers	13
3.02	Non-contravention	13
3.03	Brokerage	14
3.04	Company Shares	14
3.05	Litigation	14
3.06	Bankruptcy and Insolvency	14
3.07	Residency	14
3.08	Stock Consideration	14
3.09	Understandings or Arrangements	15
3.10	Seller Status	15
3.11	Experience of Such Seller	16
3.12	General Solicitation	16
3.13	Access to Information	16

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16

4.01	Organization and Corporate Power of Company	16
4.02	Subsidiaries	16
4.03	Authorization; No Breach; Valid and Binding Agreement	17
4.04	Capital Stock	18
4.05	Financial Statements; Absence of Undisclosed Liabilities	18
4.06	Absence of Certain Developments	19
4.07	Title to Properties	20
4.08	Tax Matters	22
4.09	Contracts and Commitments	26
4.10	Intellectual Property	27
4.11	Litigation	33
4.12	Employee Benefit Plans	34

-i-

(continued)

Page

4.13	Compliance with Laws; Improper Payments	35
4.14	Environmental Compliance and Conditions	36
4.15	Affiliated Transactions	37
4.16	Labor and Employment	37
4.17	Insurance	38
4.18	Brokerage	38
4.19	Banking Relationships	38
4.20	Customers and Suppliers	38
4.21	Accounts Receivable	39
4.22	Territorial Restrictions	39
4.23	Product or Service Warranties	39
4.24	Health Care Regulatory Compliance	40
4.25	HIPAA and Privacy Laws	42

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER PARENT		42

5.01	Organization and Corporate Power	42
5.02	Authorization; No Breach; Valid and Binding Agreement	43
5.03	Litigation	43
5.04	Brokerage	43
5.05	Purchaser Parent Stock	44
5.06	Purchaser Parent Capitalization	44

Article VI COVENANTS		44

6.01	Access to Books and Records	44
6.02	Further Assurances	44
6.03	Releases	45
6.04	Publicity	45
6.05	Confidentiality	46
6.06	Restrictive Covenants	46

Article VII TAX MATTERS		47

7.01	Reserved	47
7.02	Straddle Period Allocation	47
7.03	Responsibility for Filing Tax Returns	48
7.04	Books and Records; Cooperation	48
7.05	Transfer Taxes	48
7.06	Excessive Eligible Dividend Designation Election	48
7.07	Excessive Capital Dividend Election	48
7.08	Required Disclosure	49
7.09	Tax Contests	49
7.10	Post-Closing Amendments and Elections	50
7.11	Tax Elections	50
7.12	Tax Refunds	51

-ii-

(continued)

Page

Article VIII INDEMNIFICATION		51

8.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	51
8.02	Indemnification from Sellers for the Benefit of Purchaser	52
8.03	Indemnification by Purchaser for the Benefit of Sellers and Seller Representative	54
8.04	Additional Provisions	55
8.05	Defense of Third Party Claims	56
8.06	Determination of Loss Amount	56

Article IX DEFINITIONS		57

9.01	Definitions	57
9.02	Other Definitional Provisions	67
9.03	Cross Reference of Other Definitions	67

Article X MISCELLANEOUS		70

10.01	Expenses	70
10.02	Notices	70
10.03	Assignment	70
10.04	Severability	71
10.05	References	71
10.06	Construction	71
10.07	Amendment and Waiver	72
10.08	Complete Agreement	72
10.09	Third Party Beneficiaries	72
10.10	Governing Law	72
10.11	Dispute Resolution	72
10.12	Electronic Delivery	73
10.13	Counterparts	73
10.14	Specific Performance	73
10.15	Appointment of the Seller Representative	73
10.16	Purchaser Parent Guaranty	76

-iii-

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 12, 2023, is made by and among Spindle Acquisition Corp., a corporation existing under the laws of the Province of Ontario (“Purchaser”), Spindle Biotech Inc., a corporation existing under the federal laws of Canada (the “Company”), the Persons listed on Schedule 1.1 (“Sellers”), Lai Him Chung (“Seller Representative”), and, solely for the purpose of Section 10.16 and the other provisions in which Purchaser Parent is named, Applied DNA Sciences, Inc., a Delaware corporation (“Purchaser Parent”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

RECITALS

A.            Sellers in the aggregate own 100% of the issued and outstanding shares in the capital of the Company (the “Company Shares”);

B.            Sellers desire to sell the Company Shares to Purchaser, and Purchaser desires to acquire the Company Shares from Sellers on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

PURCHASE AND SALE OF COMPANY SHARES

1.01            Purchase and Sale. In accordance with the terms and subject to the conditions in this Agreement, at the Closing, each Seller shall sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in and to all of such Seller’s Company Shares, free and clear of all Liens.

1.02            Consideration. The consideration for the Company Shares pursuant to this Agreement (the “Consideration”) shall be as follows:

(a)            The cash consideration for the Company Shares (the “Cash Consideration”) shall consist of:

(i)            the Cash Payment; plus

(ii)           the aggregate amount of Spindle RNAP Revenue Share payable to Sellers pursuant to Section 1.07 below,

each of which will be allocated among Sellers in accordance with each Seller’s Common Share Percentage.

(b)            The consideration for the Company Shares to be paid to Sellers in the form of shares of the Purchaser Parent’s common stock, par value $0.001 per share (the “Purchaser Parent Stock” and such consideration, the “Stock Consideration”) shall consist of:

(i)            750,000 shares of Purchaser Parent Stock (the “Closing Share Issuance”), which shares, for tax reporting purposes, shall have a value per share utilizing the Volume Weighted Average Price for the Purchaser Parent Stock for the five trading days prior to the Closing Date); plus

(ii)            the Earn-Out Shares, if any, issuable to Sellers pursuant to Section 1.06 below,

which will be allocated among the Sellers in accordance with each Seller’s Person’s Common Share Percentage. The Purchaser Parent Stock that comprises the Stock Consideration has not been registered pursuant to the Securities Act or any U.S. state securities laws, and unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as defined in Regulation S promulgated under the Securities Act) except pursuant to an effective registration statement or pursuant to an exemption from, or in a transaction not subject to the Securities Act, and in each case only in accordance with applicable state securities laws. Within 10 days after the date which is 180 days after the Closing Date, Purchaser Parent shall promptly cause its counsel to issue a legal opinion to American Stock Transfer & Trust Company, LLC, Purchaser Parent’s transfer agent, or to the Sellers, if required by American Stock Transfer & Trust Company, LLC, to effect the removal of any restrictive legend applicable to the shares of Purchaser Parent Stock issued to Sellers hereunder.

1.03            Payment of the Consideration.

(a)            Not less than two Business Days prior to the anticipated Closing Date, Seller Representative shall deliver to Purchaser a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Purchaser, which shall include, as of the Closing, with respect to each Seller: (i) such Seller’s address and bank accounts (with wire information), (ii) such Seller’s Tax ID, (iii) the number of Company Shares held by such Seller, (iv) the respective certificate number(s) representing such shares (as applicable), (v) the percentage of the shares in the capital of the Company held by such Seller, (vi) whether such Seller is an “accredited investor” as defined as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act, (vii) the aggregate amount of the Estimated Cash Payment to be paid to such Person, (viii) the amount of the Closing Share Issuance to be issued to such Person at the Closing, (ix) whether any amounts are required to be withheld and if so, the amount of such withholdings, and (x) the name in which any shares of Stock Consideration issuable to such Seller is to be issued.

(b)            At the Closing, Purchaser shall pay:

(i)            to an account designated by Seller Representative at least two Business Days prior to the Closing Date, for further payment to Sellers based on their Common Share Percentages, the Estimated Cash Payment, less the Holdback Amount;

(ii)           to the recipients thereof, as designated in the Estimated Closing Statement, the Closing Indebtedness Amount with respect to which Seller Representative has delivered to Purchaser a Payoff Letter; and

(iii)          to the recipients thereof, designated in the Estimated Closing Statement, the Company Transaction Expenses;

(c)            Contemporaneously with the Closing, each Seller’s portion of the Closing Share Issuance (based on such Seller’s Common Share Percentage) shall be issued by Purchaser Parent to such Seller in accordance with the Spreadsheet.

(d)            All payments of Cash Consideration (including any adjustment to the Cash Payment pursuant to Section 1.05) shall be made by wire transfer of immediately available funds.

(e)            Notwithstanding any other provision of this Agreement, the Company and the Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of United States federal, state, local or non-United States Tax Law. Prior to making any deduction or withholding from any amount payable pursuant to this Agreement that is not treated as compensation for applicable U.S. federal income tax purposes, the applicable payor shall use commercially reasonable efforts to provide prior written notice as soon as reasonably practical to the applicable recipient of the obligation to deduct and withholding. Purchaser shall use commercially reasonable efforts to cooperate, as reasonably requested by another Party, to establish any applicable exemption or reduction to such deduction or withholding, including by providing any applicable withholding forms or certificates. To the extent that any amounts are deducted or withheld pursuant to this Agreement and paid over to the appropriate Governmental Authority by the payor, such amounts will be treated as having been paid to the Person in respect of which such deduction or withholding was made.

1.04            Estimated Cash Payment. Not less than two Business Days prior to the anticipated Closing Date, Seller Representative shall deliver to Purchaser a certificate of the Chief Financial Officer of the Company (the “Estimated Closing Statement”) setting forth (a) its good faith calculation of its estimate of (i) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), and (ii) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), each as of the Closing Date as reported by the Company using GAAP, which shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby (the “Accounting Methods”), (b) the Estimated Cash Payment; and (c) bank wire instructions for each Person entitled to receive any portion of the Closing Indebtedness Amount or the Company Transaction Expenses.

1.05            Final Cash Payment Calculation.

(a)            As promptly as possible, but in any event within ninety (90) days after the Closing Date, Purchaser or one of its Affiliates will prepare and deliver to Seller Representative the balance sheet of the Company (the “Closing Balance Sheet”) as of the Closing and a statement (together with the Closing Balance Sheet, the “Preliminary Closing Statement”) setting forth (i) its good faith calculation of (A) the Closing Indebtedness Amount, and (B) the Company Transaction Expenses, each as of the Closing as reported by the Company using the Accounting Methods, and (ii) the Cash Payment. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining the Closing Indebtedness Amount and the Company Transaction Expenses and the related Cash Payment adjustment contemplated by this Section 1.05 is to measure changes in the Closing Indebtedness Amount and Company Transaction Expenses, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Closing Indebtedness Amount and the Company Transaction Expenses. After delivery of the Preliminary Closing Statement, Seller Representative and its accountants may make inquiries of Purchaser and the Company, and their respective accountants regarding questions concerning, or disagreements with, the Preliminary Closing Statement arising in the course of their review thereof, and Purchaser shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If Seller Representative has any objections to the Preliminary Closing Statement, Seller Representative shall deliver to Purchaser a statement setting forth its objections thereto and a reasonably detailed description of the basis therefor (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within thirty (30) days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the Parties. Seller Representative and Purchaser shall negotiate in good faith to resolve any objections in the Objections Statement, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Seller Representative or Purchaser may submit such dispute to CohnReznick, or if CohnReznick is unavailable or conflicted for any reason at the time of engagement, a nationally recognized accounting firm that is mutually agreeable to Purchaser and Seller Representative (the “Dispute Resolution Auditor”). Each of Purchaser and the Seller Representative shall (i) enter into a customary engagement letter with the Dispute Resolution Auditor at the time such dispute is submitted to the Dispute Resolution Auditor and otherwise cooperate with the Dispute Resolution Auditor, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Dispute Resolution Auditor in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Dispute Resolution Auditor with access to their respective books, records, personnel and representatives and such other information as the Dispute Resolution Auditor may require in order to render its determination. Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall (i) consider only those items and amounts that are identified in the Objections Statement as being items that Seller Representative, on the one hand, and Purchaser, on the other hand, are unable to resolve and (ii) select with respect to each item in dispute an amount between or equal to the position of Seller Representative, on the one hand, and Purchaser, on the other hand. The Dispute Resolution Auditor’s determination will be based solely on the definitions of Closing Indebtedness Amount and Company Transaction Expenses contained herein. Seller Representative, on the one hand, and Purchaser, on the other hand, shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination, which shall be in writing, shall be based solely on the presentations by Purchaser, on the one hand, and Seller Representative, on the other hand, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the Parties. The fees and expenses of the Dispute Resolution Auditor shall be allocated between the Purchaser, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Seller Representative claims Closing Indebtedness Amount is $100,000 less than the amount determined by the Purchaser, and the Purchaser contests only $50,000 of the amount claimed by the Stockholder Representative, and if the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Seller Representative (for the benefit of the Sellers) $30,000 of the $50,000 contested, then the costs and expenses of the Dispute Resolution Auditor shall be allocated sixty percent (60%) (i.e., $30,000 ÷ $50,000) to the Purchaser and forty percent (40%) (i.e., $20,000 ÷ $50,000) to the Seller Representative (on behalf of the Sellers). The statement setting forth (i) the final, binding and non-appealable calculation (as determined pursuant to this Section 1.05(a) or otherwise agreed in writing by Purchaser and Seller Representative) of (A) the Closing Indebtedness Amount, and (B) the Company Transaction Expenses, each as of the Closing as reported by the Company using the Accounting Methods, and (ii) the Cash Payment shall be the “Final Closing Statement”.

(b)            If the Cash Payment as finally determined pursuant to Section 1.05(a) above is greater than the Estimated Cash Payment, Purchaser shall promptly (but in any event within five Business Days of final determination of the Cash Payment as set forth in this Section 1.05) pay such excess to the respective accounts/addresses of each Seller as set forth in the Spreadsheet, or such account/address as may subsequently provided in writing by such Seller to Purchaser (in compliance with Section 10.02), based upon each Seller’s Common Share Percentage. If the Cash Payment as finally determined pursuant to Section 1.05 above is less than the Estimated Cash Payment, Sellers shall promptly (but in any event within five Business Days of final determination of the Cash Payment as set forth in this Section 1.05), pay such deficit to Purchaser; provided that (a) each Seller shall only be obligated to pay such Seller’s Common Percentage of such deficit and (b) only if the Cash Payment becomes due and payable within the first 180 days following the Closing Date, and subject to compliance by such Seller with the applicable requirements set forth by American Stock Transfer & Trust Company, LLC, Purchaser Parent’s transfer agent, in lieu of paying such Seller’s Common Percentage of such deficit entirely in cash, each Seller shall have the right to pay any portion thereof via transfer to Purchaser Parent of such number of shares of Purchaser Parent Stock held by such Seller which has an equivalent value (using the Volume Weighted Average Price for the Purchaser Parent Stock for the five trading days prior to the date that the Cash Payment was finally determined pursuant to this Section 1.05, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) equal to such portion of Seller’s Common Percentage of such deficit.

1.06            Earn-Out.

(a)            Subsequent to the Closing and subject to this Section 1.06, Sellers shall be eligible to receive, based upon each Seller’s Common Share Percentage, the following amounts of shares of Purchaser Parent Stock (the “Earn-Out Shares”):

(i)            250,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) of the Earn-Out Shares (the “Spindle RNAP Patent Earn-Out Shares”), in the event that the Company has received a non-provisional patent from the U.S. Patent and Trademark Office or a patent from the European Patent Office containing patent claims that cover the Spindle RNAP (the “Spindle RNAP Patent Issuance”) during the period from the Closing Date through and including the fifth anniversary of the Closing Date (the “Earn-Out Period”). For the avoidance of doubt, and except as otherwise provided in Section 1.06(f), if the Spindle RNAP Patent Issuance has not occurred prior to the end of the Earn-Out Period, the number of Spindle RNAP Earn-Out Shares shall be zero.

(ii)           250,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) of the Earn-Out Shares (the “Spindle RNAP Net Sales Earn-Out Shares”), issuable at each point during the Earn-Out Period that incremental Spindle RNAP Net Sales are in excess of $5,000,000 (each a “Spindle RNAP Net Sales Milestone”), up to three times for a total of 750,000 Earn-Out Shares during the Earn-Out Period. For the avoidance of doubt, and except as otherwise provided in Section 1.06(f), (A) if Spindle RNAP Net Sales during the Earn-Out Period are less than $5,000,000, the Spindle RNAP Net Sales Earn-Out Shares issuable shall be zero; (B) if Spindle RNAP Net Sales during the Earn-Out Period are equal to or greater than $5,000,000 but less than $10,000,000, the Spindle RNAP Net Sales Earn-Out Shares issuable shall be 250,000 (to be issued after the Spindle RNAP Net Sales during the Earn-Out Period equals or exceeds $5,000,000); (C) if Spindle RNAP Net Sales during the Earn-Out Period are equal to or greater than $10,000,000 but less than $15,000,000, the Spindle RNAP Net Sales Earn-Out Shares issuable shall be 500,000 (issued in increments of 250,000, with the first 250,000 to be issued after the Spindle RNAP Net Sales during the Earn-Out Period equals or exceeds $5,000,000, and the second 250,000 to be issued after the Spindle RNAP Net Sales during the Earn-Out Period equals or exceeds $10,000,000); and (D) if Spindle RNAP Net Sales during the Earn-Out Period are equal to or greater than $15,000,000, the Spindle RNAP Net Sales Earn-Out Shares issuable shall be 750,000 (issued in increments of 250,000, with the first 250,000 to be issued after the Spindle RNAP Net Sales during the Earn-Out Period equals or exceeds $5,000,000, the second 250,000 to be issued after the Spindle RNAP Net Sales during the Earn-Out Period equals or exceeds $10,000,000, and the third 250,000 to be issued after the Spindle RNAP Net Sales during the Earn-Out Period to equal or exceed $15,000,000).

In no event shall the aggregate amount of Earn-Out Shares exceed 1,000,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization).

(b)            Within ten Business Days after it has been conclusively determined by Purchaser and the Seller Representative that the Company has achieved the Spindle RNAP Patent Issuance pursuant to Section 1.06(a), Purchaser Parent shall issue to Sellers, based upon each Seller’s Common Share Percentage, the Spindle RNAP Patent Earn-Out Shares.

(c)            Within ten Business Days after it has been conclusively determined by Purchaser and the Seller Representative in accordance with Section 1.06(d) that any portion of the Spindle RNAP Net Sales Earn-Out Shares are owed to Sellers pursuant to Section 1.06(a)(ii), Purchaser Parent shall, subject to Section 1.06(d) below, issue to Sellers, based upon each Seller’s Common Share Percentage, the applicable amount of Spindle RNAP Net Sales Earn-Out Shares.

(d)            Within 30 days following the end of each fiscal half year (i.e., March 31 and September 30 of each fiscal year) during the Earn-Out Period and promptly following the end of the Earn-Out Period, if the Earn-Out Period ends prior to the end of a fiscal half year, Purchaser will prepare and submit to the Seller Representative a statement (each a “Spindle RNAP Net Sales Statement”) setting forth the Spindle RNAP Net Sales for such period, as well as the calculations relevant to the Spindle RNAP Revenue Share described in Section 1.07. The Spindle RNAP Net Sales Statements shall be prepared in accordance with GAAP. After delivery of a Spindle RNAP Net Sales Statement, the Seller Representative and its accountants may make inquiries of Purchaser, Purchaser Parent, the Company, or their respective Affiliates, or from any third party described in Section 1.07(c), as applicable, and their respective accountants, regarding questions concerning, or disagreements with, such Spindle RNAP Net Sales Statement arising in the course of their review thereof, and Purchaser and Purchaser Parent shall use their, and shall cause the Company, Affiliates of the Company, Purchaser and/or Purchaser Parent, and any third party described in Section 1.07(c) to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If the Seller Representative has any objections to such Spindle RNAP Net Sales Statement, the Seller Representative shall deliver to Purchaser a statement setting forth its objections thereto and a reasonably detailed description of the basis therefor (an “Earn-Out Objections Statement”). If an Earn-Out Objections Statement is not delivered to Purchaser within 30 days after delivery of a Spindle RNAP Net Sales Statement, such Spindle RNAP Net Sales Statement shall be final, binding and non-appealable by the Parties. The Seller Representative and Purchaser shall negotiate in good faith to resolve any objections in an Earn-Out Objections Statement, but if they do not reach a final resolution within 30 days after the delivery of such Earn-Out Objections Statement, the Seller Representative or Purchaser may submit such dispute to the Dispute Resolution Auditor. Each of Purchaser and the Seller Representative shall (i) enter into a customary engagement letter with the Dispute Resolution Auditor at the time such dispute is submitted to the Dispute Resolution Auditor and otherwise cooperate with the Dispute Resolution Auditor, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Dispute Resolution Auditor in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Dispute Resolution Auditor with access to their respective books, records, personnel and representatives and such other information as the Dispute Resolution Auditor may require in order to render its determination. Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall (i) consider only those items and amounts that are identified in the Earn-Out Objections Statement as being items that the Seller Representative, on the one hand, and Purchaser, on the other hand, are unable to resolve and (ii) select with respect to each item in dispute an amount between or equal to the position of the Seller Representative, on the one hand, and Purchaser, on the other hand. The Dispute Resolution Auditor’s determination will be based solely on the definitions contained herein. The Seller Representative, on the one hand, and Purchaser, on the other hand, shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination, which shall be in writing, shall be based solely on the presentations by Purchaser, on the one hand, and the Seller Representative, on the other hand, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the Parties. The fees and expenses of the Dispute Resolution Auditor shall be allocated between the Purchaser, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Seller Representative claims Spindle RNAP Net Sales is $100,000 more than the amount determined by the Purchaser, and the Purchaser contests only $50,000 of the amount claimed by the Stockholder Representative, and if the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Seller Representative (for the benefit of the Sellers) $30,000 of the $50,000 contested, then the costs and expenses of the Dispute Resolution Auditor shall be allocated sixty percent (60%) (i.e., $30,000 ÷ $50,000) to the Purchaser and forty percent (40%) (i.e., $20,000 ÷ $50,000) to the Seller Representative (on behalf of the Sellers).

(e)            Seller Representative and Sellers acknowledge and agree that (i) the issuance of the Earn-Out Shares is speculative and is subject to numerous factors outside the control of Purchaser and the Company, and (ii) there is no assurance that Sellers will receive any of the Earn-Out Shares and Purchaser has neither promised nor projected any Earn-Out Shares. Notwithstanding the foregoing, each of Purchaser and Purchaser Parent undertakes (i) to take all steps reasonably necessary to achieve the Spindle RNAP Patent Issuance, (ii) to use commercially reasonable efforts to achieve the Spindle RNAP Net Sales Milestones, and (iii) to cause it and the Company, and each Affiliate of Purchaser, Purchaser Parent and the Company, to refrain from taking any action expressly intended to frustrate, hinder, delay, reduce or circumvent the Earn-Out Shares potentially issuable to the Sellers and without any other reasonable business purpose. For purposes of this Section 1.06(e), “commercially reasonable efforts” shall mean the devotion of efforts and resources that are consistent with those utilized by a similarly situated biopharmaceutical company for its own internally discovered technology of similar commercial potential at a similar stage of development, taking into consideration its safety and efficacy, the cost to develop, the competitiveness of alternative technology, the nature and extent of their market exclusivity, the likelihood of regulatory approval, its profitability and all other relevant factors.

(f)             In the event that Purchaser, Purchaser Parent, the Company or any Affiliate of the foregoing shall assign, sell, transfer or convey, or cause the assignment, sale, transfer or conveyance of, all right, title and interest in and to the Spindle RNAP (including any derivative products) to a third party prior to the end of the Earn-Out Period, then upon the consummation of such assignment, sale, transfer or conveyance, all of the Spindle RNAP Patent Earn-Out Shares and Spindle RNAP Net Sales Earn-Out Shares shall be deemed to have been fully earned, and shall be issued by Purchaser Parent to Sellers (based upon each Seller’s Common Share Percentage) within 45 days following the consummation of such assignment, sale, transfer or conveyance. In the event that all or substantially all of the assets of the Company or fifty percent (50%) or more of the outstanding shares of capital stock of the Company are directly or indirectly transferred to a third party (whether by sale, transfer, merger, operation of law or any other means, and including without limitation, via the sale of all or substantially all of the assets, or at least fifty percent (50%) of the outstanding shares of capital stock of, Purchaser Parent or any other direct or indirect parent of the Company) prior to the end of the Earn-Out Period and/or the issuance of all Earn-Out Shares issuable with respect to the Earn-Out Period, then upon the consummation of such assignment, sale, transfer or conveyance, all of the Spindle RNAP Patent Earn-Out Shares and Spindle RNAP Net Sales Earn-Out Shares shall be deemed to have been fully earned, and shall be issued by Purchaser Parent to Sellers (based upon each Seller’s Common Share Percentage) within 45 days following the consummation of such assignment, sale, transfer or conveyance. Notwithstanding the foregoing and for clarity, Sellers acknowledge and agree that the terms of this Section 1.06(f) shall not apply to, and references in this Section 1.06(f) to assignment, sale, transfer and conveyance shall not include, (i) any issuances of stock by Purchaser Parent, or (ii) any licenses of, in or to Intellectual Property covering the Spindle RNAP (and/or any derivative products) that may be granted by Purchaser, Purchaser Parent, Company or any Affiliates of the foregoing to a third party, that in any case are necessary or useful for such third party to research, develop, register, manufacture, have manufactured, use, distribute, offer for sale, sell and/or otherwise commercialize the Spindle RNAP (including any derivative products) for or on behalf of Purchaser, Purchaser Parent, Company, or any Affiliates of the foregoing, as applicable.

(g)            Any Earnout Shares issued pursuant to this Section 1.06 shall be treated as an addition to the Consideration for Company Shares for income Tax purposes.

1.07            Spindle RNAP Revenue Share.

(a)            For a period of ten years commencing upon the Closing (the “Revenue Share Period”), Sellers shall be entitled to receive a share of the Spindle RNAP Net Sales (the “Spindle RNAP Revenue Share”) as follows:

(i)            14% of Spindle RNAP Net Sales of (A) the Spindle RNAP that does not contain linearDNA, and (B) any Spindle RNAP Derivative Product that does not contain linearDNA;

(ii)           10% of Spindle RNAP Net Sales of any product that combines (A) linearDNA and the Spindle RNAP, or (B) linearDNA and a Spindle RNAP Derivative Product; and

(iii)          10% of Spindle RNAP Net Sales of any RNA product or derivative of any RNA product (such as protein synthesis using Spindle RNAP) produced using the Spindle RNAP or any Spindle RNAP Derivative Product. For the avoidance of doubt, the Spindle RNAP Revenue Share set forth in this Section 1.07(a)(iii) shall not apply to any RNA product or derivative of any RNA product (such as protein synthesis using Spindle RNAP) produced by a party that is not an Affiliate of Purchaser Parent, Purchaser or Company.

(b)            Within ten Business Days after the Spindle RNAP Revenue Share has been conclusively determined by Purchaser and the Seller Representative for each fiscal half year (i.e., the half-year periods ending March 31 and September 30 during the fiscal year) during the Revenue Share Period, Purchaser shall pay the Spindle RNAP Revenue Share for such fiscal half year to the respective accounts/addresses of each Seller as set forth in the Spreadsheet, or such account/address as may subsequently provided in writing by such Seller to Purchaser (in compliance with Section 10.02), based upon each Seller’s Common Share Percentage. The Spindle RNAP Revenue Share shall be conclusively determined in accordance with Section 1.06(d) with all provisions thereof applying to this Section 1.07 mutatis mutandis. For the avoidance of doubt, Purchaser shall continue to provide Spindle RNAP Net Sales Statements for purposes of the Spindle RNAP Revenue Share through the end of the Revenue Share Period in accordance with Section 1.06(d), even following the end of the Earn-Out Period. Further, to the extent the Seller Representative objects to any calculation of the Spindle RNAP Revenue Share, but not the calculation of Spindle RNAP Net Sales for purposes of the Spindle RNAP Net Sales Earn-Out Shares, in any given Spindle RNAP Net Sales Statement, such Spindle RNAP Net Sales Statement shall be final, binding and non-appealable by the Parties solely for purposes of the Spindle RNAP Net Sales Earn-Out Shares, with the objection to the calculation of the Spindle RNAP Revenue Share to be resolved in accordance with Section 1.06(d). For purposes of satisfying Purchaser’s obligations under this Section 1.07(b), Purchaser shall only be obligated to send payment of each Seller’s portion of the Spindle RNAP Revenue Share to the last account/address provided in the Spreadsheet or subsequently by such Seller to Purchaser in writing (in compliance with Section 10.02).

(c)            In the event that Purchaser, Purchaser Parent, the Company, or any Affiliates of the foregoing, shall sell rights in and to, or cause the sale of rights in and to, or license or sublicense, Intellectual Property Rights covering, or cause the license or sublicense of Intellectual Property covering, the Spindle RNAP (and/or any derivative products), in any case to a third party during the Revenue Share Period, Purchaser and Purchaser Parent shall require, and shall cause the Company and any applicable Affiliate to require, that the applicable acquiror, licensee or sublicensee assume, without modification, all of Purchaser’s obligations under this Section 1.07 as a condition to the closing or the consummation of such transaction.

(d)            Any Spindle RNAP Revenue Share paid pursuant to this Section 1.07 shall be treated as an addition to the Consideration for the Company Shares for all income Tax purposes.

1.08            Holdback Amount. The Holdback Amount shall be reserved solely to satisfy any Turner Note Claim (as specified in Section 8.02(a)). Any portion of the Holdback Amount unused to satisfy such claims shall be released to the respective accounts/addresses of each Seller as set forth in the Spreadsheet, or such account/address as may subsequently provided in writing by such Seller to Purchaser (in compliance with Section 10.02), based upon each Seller’s Common Share Percentage, on the earlier of (a) the second anniversary of the Closing Date, and (b) receipt by Purchaser of evidence satisfactory to Purchaser to reflect that the Turner Note has been terminated or cancelled, and that the holder of such note has waived and released any and all rights under such securities.

Article II

THE CLOSING

2.01            The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by the electronic exchange of documents on the date hereof, or on such other date as may be mutually agreed by the Parties, and the Closing shall be deemed to occur at 12:01 a.m., Eastern Time, on the Closing Date or at such other time as shall be mutually agreed upon in writing by the Parties. By agreement of the Parties, the Closing may take place by conference call, telecopy or e-mail exchange of executed documents, with exchange of original signatures by overnight mail. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02            Closing Deliveries of Sellers and the Company. At or prior to the Closing, Seller Representative and the Company shall deliver to Purchaser the following agreements, documents and other items, each of which shall be in form and substance satisfactory to Purchaser:

(a)            appropriate instruments of transfer to convey the Company Shares to Purchaser, with original certificates representing the Company Shares if they are certificated, to be delivered promptly after the Closing;

(b)            counterpart signatures to the Employment Agreements, duly executed by Lai Him Chung;

(c)            payoff and release letters for all of the Closing Indebtedness Amount that (i) reflect the amounts required in order to pay in full such Closing Indebtedness Amount, and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Companies shall be terminated and be of no further force and effect, together with UCC-3 termination statements and PPSA discharges, as applicable, with respect to the financing statements filed against the assets or equity interests of the Company by the holders of any such Liens (the “Payoff Letters”);

(d)            the written resignations, effective as of the Closing, of each of the directors and officers of the Company;

(e)            a Certificate of Compliance from Innovation, Science and Economic Development Canada dated within five calendar days of the Closing Date, and certificates of good standing for the Company dated within five calendar days of the Closing Date, issued by the appropriate Governmental Authorities in each jurisdiction in which the conduct of its business requires the Company to be qualified to do business as a foreign entity;

(f)            all share transfer books, minute books, share certificates and other corporate records of the Company (to the extent not located at the Company’s principal office or previously delivered to Purchaser);

(g)            copies, certified by the Secretary or other senior officer of the Company to be true, complete and correct as of the Closing Date, of the certificate of incorporation of the Company and all amendments thereto, the Company’s bylaws and all amendments thereto, the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, a certificate of incumbency for the signatories of this Agreement and the other Transaction Documents, and a certificate of status of the Company;

(h)            copies, certified by a duly authorized officer of each of the Sellers that are corporations, of all resolutions adopted by the board of directors and shareholders (as applicable) of each such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(i)             evidence of termination of the following (collectively, the “Terminated Agreements”): (1) Unanimous Shareholders’ Agreement dated December 7, 2017 which was amended by an Amendment to Unanimous Shareholders’ Agreement effective October 2, 2021; (2) Independent Contractor Agreement with Nathaniel Brinn dated October 2, 2021; (3) Independent Contractor Agreement with Lai Him Chung dated February 1, 2022; (4) Founders’ Agreement with Lai Him Chung, Mikhael Dubrovsky and Quynh Anh Ngo dated December 1, 2017 which was amended by an Amendment to Founders’ Agreement dated February 28, 2019; and (5) Independent Contractor Agreement with Chao Chen dated October 1, 2021; including evidence satisfactory to Purchaser’s counsel that each of the foregoing Terminated Agreements shall be of no further force or effect and there shall be no obligations or liabilities thereunder from and after the Closing Date, except as expressly set forth herein;

(j)             evidence that any convertible notes issued by the Company prior to Closing, except for the Turner Note, and any other securities exchangeable for or convertible into Company Shares have been terminated or cancelled, and, with respect to the convertible notes, except for the Turner Note, that the holders of such notes and/or securities have waived and released any and all rights under such securities; and

(k)            all other instruments and documents required by this Agreement to be delivered by Sellers, the Company, or Seller Representative, and such other instruments and documents which Purchaser or its counsel may reasonably request to effectuate the transactions contemplated hereby.

2.03            Closing Deliveries of Purchaser and Purchaser Parent. At or prior to the Closing, Purchaser and Purchaser Parent shall deliver to Seller Representative the following agreements, documents and other items, each of which shall be in form and substance satisfactory to Seller Representative:

(a)            counterpart signatures to the Employment Agreements, duly executed by the Purchaser Parent and BlueBack Global-Services (Canada) LTD.

(b)            copies, certified by the Secretary or other senior officer of the Purchaser to be true, complete and correct as of the Closing Date, of the certificate of incorporation of the Purchaser and all amendments thereto, the Purchaser’s bylaws and all amendments thereto, the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, a certificate of incumbency for the signatories of this Agreement and the other Transaction Documents, and a certificate of status of the Purchaser;

(c)            copies, certified by the Secretary or other senior officer of the Purchaser Parent to be true, complete and correct as of the Closing Date, of the certificate of incorporation of the Purchaser Parent and all amendments thereto, the Purchaser Parent’s bylaws and all amendments thereto and the resolutions of the board of directors of the Purchaser Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, a certificate of incumbency for the signatories of this Agreement and the other Transaction Documents, and a certificate of good standing of the Company; and

(d)            all other instruments and documents required by this Agreement to be delivered by Purchaser to the Company or Sellers, and such other instruments and documents which Sellers, the Company or their counsel may reasonably request to effectuate the transactions contemplated hereby.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly and severally, and as to itself only, represents and warrants to Purchaser, as of the Closing, subject to the exceptions disclosed in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedule”), as follows:

3.01            Authorization of Transaction; Organization and Status of Sellers. Such Seller has full power, authority and legal capacity to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties thereto, this Agreement and each other Transaction Document to which such Seller is a party constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies. In the case of a Seller that is not an individual, such Seller is a corporation, limited partnership or other legal entity, as applicable, duly incorporated or formed, respectively, and validly existing under the laws of its jurisdiction of incorporation or formation, respectively, has not been discontinued or dissolved under such laws, and has all requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party.

3.02            Non-contravention. Neither the execution and the delivery of this Agreement nor the other Transaction Documents to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or order to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject; (iii) result in the imposition or creation of a Lien upon or with respect to the Company Shares. Such Seller is not required to give any notice to, make any filing with, or obtain any consent of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which such Seller is a party; or (iv) in the case of a Seller that is not an individual, not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) constitute or result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of its constituent documents, by-laws or other similar documents.

3.03            Brokerage. Such Seller has not incurred, nor will such Seller incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.04            Company Shares. Such Seller holds of record and owns beneficially the number of Company Shares set forth next to such Seller’s name in Schedule 1.1, free and clear of any Liens. Except as otherwise set forth on Schedule 3.04, such Seller is not a party to, and such Seller’s Company Shares are not subject to, any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer, or otherwise dispose of any Company Shares (other than this Agreement). Such Seller is not a party to any shareholder agreement, pooling agreement, voting trust, proxy or other Contract with respect to the ownership or voting of any Company Shares. No Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase of any of the Company Shares owned by such Seller.

3.05            Litigation. Such Seller is not engaged in or a party to or, to the Knowledge of such Seller, threatened with any complaint, charge, proceeding, order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and such Seller has not received written or, to the Knowledge of such Seller, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, proceeding, order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement.

3.06            Bankruptcy and Insolvency. Such Seller is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada), nor is such Seller insolvent, unable to pay its debts, has stopped paying its debts as they fall due, or would become unable to pay its debts as they fall due as a result of entering into this Agreement, performing its obligations under this Agreement, or the consummation of the transactions contemplated by this Agreement. Such Seller has not made an assignment in favor of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. Such Seller has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of such Seller, or any of its property or assets and no execution or distress has been levied upon any of its property or assets.

3.07            Residency. Except as set forth on Section 3.07 of the Disclosure Schedule, such Seller is not a non-resident for purposes of the Tax Act.

3.08            Stock Consideration. Each Seller acknowledges that:

(a)            all of the Purchaser Parent Stock issued as Stock Consideration or otherwise under this Agreement will be issued pursuant to an exemption under securities Laws and have not been qualified by any prospectus or registration statement in any jurisdiction;

(b)            no securities regulatory authority has made any finding or determination as to the merit for investment in, or made any recommendation or endorsement with respect to, any of the Purchaser Parent Stock;

(c)            the Purchaser Parent Stock issued as Stock Consideration or otherwise under this Agreement is “restricted stock” and is not listed on any stock exchange or quotation system other than the NASDAQ Capital Market, and there is no guarantee that such Seller will be able to sell its Purchaser Parent Stock received hereunder at a price and within a time period that are acceptable to such Seller, or at all;

(d)            such Seller did not ask for, and was not provided with, any offering memorandum or other document or information in respect of the Purchaser Parent Stock, other than documents that are publicly available;

(e)            each of Purchaser Parent and Purchaser makes no representation or warranty, express or implied, of any nature whatsoever with respect to itself or the Purchaser Parent Stock, except as expressly set forth in this Agreement; and

(f)            such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchaser Parent Stock

3.09            Understandings or Arrangements. Such Seller is acquiring the Stock Consideration as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such securities (this representation and warranty not limiting such Seller’s right to sell such securities in compliance with applicable federal and state securities laws). Such Purchaser understands that the Purchaser Parent Stock that comprises the Stock Consideration are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as defined in Regulation S promulgated under the Securities Act) except pursuant to an effective registration statement or pursuant to an exemption from, or in a transaction not subject to the Securities Act, and in each case only in accordance with applicable state securities laws. Seller is acquiring the Stock Consideration as principal for his, her or its own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Seller’s right to sell such securities in compliance with applicable federal and state securities laws).

3.10            Seller Status. Except as set forth on Section 3.10 of the Disclosure Schedule, the time such Seller was offered the Stock Consideration, it was, and as of the date hereof it is, an “accredited investor” as defined pursuant to Rule 501 under the Securities Act.

3.11            Experience of Such Seller. Such Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration, and has so evaluated the merits and risks of such investment. Such Seller is able to bear the economic risk of an investment in such securities and, at the present time, is able to afford a complete loss of such investment.

3.12            General Solicitation. Such Seller is not, to such Seller’s Knowledge, purchasing the Stock Consideration as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the Knowledge of such Seller, any other general solicitation or general advertisement.

3.13            Access to Information. Such Seller acknowledges that it has had the opportunity to review the Agreement and the other Transaction Documents to which it is a party, and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Purchaser concerning the terms and conditions of the offering of the Stock Consideration and the merits and risks of investing in such securities; (ii) access to information about Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser, as of the Closing, subject to the exceptions disclosed in the Disclosure Schedule, as set forth below. Notwithstanding any contrary term of this Agreement, any of the following representations and warranties regarding any Laws of any jurisdiction other than Canada are made by the Company to its Actual Knowledge.

4.01            Organization and Corporate Power of Company. The Company is a corporation duly organized, validly existing and in good standing under the federal Law of Canada and has not been dissolved or discontinued under such Laws. The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02            Subsidiaries. The Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization, entity or Person.

4.03            Authorization; No Breach; Valid and Binding Agreement.

(a)            The Company has the requisite corporate and other power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or other action on the part of the Company, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)            The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of the provisions of the Company’s certificate of incorporation or bylaws.

(c)            Except as set forth on Section 4.03(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation of the transactions contemplated hereby and thereby, (i) do not conflict with or result in any material breach of, constitute a material default under (with or without notice or lapse of time, or both), result in a material violation of, give rise to a right of termination, cancellation or acceleration of any obligations or loss or loss of a benefit under, result in the creation of any Lien (other than a Permitted Lien) upon any assets of the Company, (ii) do not require any authorization, consent, approval, exemption or other action by or notice to any Person, court or other governmental body under the provisions of any material lease, contract or other agreement, permit, franchise, license or other instrument or undertaking to which the Company is a party or by which the Company or any of its assets is bound or affected, and (iii) do not result in a violation or contravention of any Law, statute, rule or regulation or order, judgment, decree, determination or award applicable to the Company or any of its properties or assets.

(d)            Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04            Capital Stock. The authorized capital of the Company consists of an unlimited number of common shares, of which 11,369,681 are issued and outstanding and owned of record by Sellers in the amounts set forth in Section 1.01. The Company Shares were issued in accordance with the Company’s certificate of incorporation and bylaws in effect at such time and are owned beneficially and of record by Sellers, free and clear of all Liens (other than Liens set forth in the Company’s certificate of incorporation), and constitute the only issued and outstanding shares in the capital of the Company. All of the Company Shares (A) have been duly issued and are outstanding as fully paid and non-assessable shares in the capital of the Company, (B) have been issued in compliance with all applicable Laws and (C) have not been issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right of any Person. Immediately following the Closing, Purchaser will be the sole record and beneficial holder of all issued and outstanding shares in the capital of the Company and all rights to acquire or receive any shares of the capital stock of the Company, whether or not such shares of capital stock are outstanding. Except as set forth in Section 4.04 of the Disclosure Schedule, the Company does not have any other shares, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. There are no declared or accrued but unpaid dividends with respect to any shares of the Company. Except as set forth in Section 4.04 of the Disclosure Schedule, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares or other equity securities of the Company of any kind. Except as set forth in Section 4.04 of the Disclosure Schedule, the Company is not a party to any shareholders agreement, stock purchase agreement, voting trust agreement, registration rights agreement, preemptive rights agreement, phantom stock agreement, stock appreciation rights agreement, incentive plan, bonus plan, stock option plan, stock option agreement, stock-based plan or any like agreement or plan relating to the equity securities of the Company, or any other contract relating to disposition, voting or dividends with respect to any equity interests of the Company. Except as set forth in Section 4.04 of the Disclosure Schedule or in the Company’s certificate of incorporation, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase, redeem or otherwise acquire any shares of the Company or other equity securities, to vote or to dispose of any shares of the of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All agreements, plans and obligations set forth in Section 4.04 of the Disclosure Schedule shall terminate on or before the Closing Date, and be of no further force or effect and have no outstanding or continuing obligations, from and after the Closing Date, except for the payment of the Consideration in accordance with this Agreement.

4.05            Financial Statements; Absence of Undisclosed Liabilities.

(a)            Financial Statements. Section 4.05(a) of the Disclosure Schedule consists of: (a) the unaudited balance sheet of the Company as of June 30, 2023 (the “Latest Balance Sheet”) and the related statement of income for the Company for the 11-month period then ended June 30, 2023 and (b) the unaudited balance sheets and statements of earnings and deficit for the Company for the fiscal years ended July 31, 2022 and July 31, 2021 (collectively, the “Financial Statements”). Except as set forth in Section 4.05(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and are true, complete and correct in all material respects and present fairly, in all material respects, the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

(b)            Absence of Undisclosed Liabilities. The Company does not have any debts, claims, commitments, obligations or liabilities of any nature (whether matured or unmatured, asserted or unasserted, fixed or contingent, accrued, absolute, liquidated or otherwise) other than (i) those set forth or adequately provided for in the Financial Statements, (ii) those incurred in the ordinary course of business since the date of the Latest Balance Sheet consistent (in amount and kind) with prior practice and not in excess of $25,000 in the aggregate, (iii) those set forth on the Disclosure Schedule and (iv) those incurred in connection with the execution of this Agreement as provided in this Agreement and the Transaction Documents.

4.06            Absence of Certain Developments. Except as set forth in Section 4.06 of the Disclosure Schedule, or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet:

(a)            the Company has conducted its business in the ordinary course of business consistent with past practice;

(b)            there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $25,000 for any single loss;

(c)            there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;

(d)            the Company has not entered into any transaction or contract or incurred any obligation or liability involving the expenditure of more than $25,000;

(e)            the Company has not acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of $25,000;

(f)            the Company has not cancelled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $25,000 or amended, cancelled, terminated, relinquished, waived or released any contract or right involving the expenditure of more than $25,000;

(g)            the Company has not made or committed to make any capital expenditures or capital additions in excess of $25,000;

(h)            the Company has not instituted or settled any legal proceeding in which equitable relief was sought or in which claimed damages exceeded $25,000;

(i)             the Company has not amended any Plan or established any new employee benefit plan;

(j)             there have been no labor strikes, work stoppages or lockouts against the Company;

(k)            the Company has not received any notice of termination of any Significant Contract;

(l)             there has not been a Material Adverse Effect;

(m)           the Company has not hired any new employee whose salary is accounted for as an indirect expense;

(n)            the Company has not mortgaged, pledged or subjected to any Lien, any portion of its assets, except for Permitted Liens;

(o)            the Company has not sold, assigned or transferred any Company Intellectual Property;

(p)            the Company has not issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(q)            the Company has not made any loan to any other Person, except in the ordinary course of business;

(r)             the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(s)            the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(t)            the Company has not entered into any employment contract or consulting or independent contractor agreement with payments exceeding $25,000 per year or any collective bargaining agreement, or modified the terms of any such existing contract or agreement; or

(u)            the Company has not made any other material change in employment terms (including compensation) for any of its directors or officers or for any employees having employment contracts with annual payments exceeding $25,000 per year (except for the grant and payment of any bonuses in connection with the consummation of the transactions contemplated by this Agreement).

4.07            Title to Properties.

(a)            Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company owns good, valid and marketable title to, or holds pursuant to valid and enforceable leases, all of its tangible assets and tangible personal property, including those shown to be owned or leased by the Company on the Latest Balance Sheet (except for tangible assets sold or otherwise disposed of since the Latest Balance Sheet in the ordinary course of business), free and clear of all Liens, except for Permitted Liens.

(b)            The real property at the addresses listed in Section 4.07(b) of the Disclosure Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company. The leases under which the Company leases each Leased Real Property (the “Real Property Leases”) are in full force and effect, and, to its Knowledge, the Company holds a valid leasehold interest in the Leased Real Property, to which each Real Property Lease relates, subject only to any limitation under applicable Laws relating to (A) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (B) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. Section 4.07(b) of the Disclosure Schedule sets forth a complete and accurate list of the Real Property Leases (including all amendments, modifications, renewals, extensions and supplements). The Company has delivered to Purchaser complete and accurate copies of each Real Property Lease, and no Real Property Lease has been modified in any material respect, except as disclosed in Section 4.07(b) of the Disclosure Schedule. Except as set forth on Section 4.07(b) of the Disclosure Schedule, to its Knowledge, the Company is not in default in any material respect under any of such Real Property Leases, and to Company’s Knowledge, no landlord or other party is in default under any such Real Property Leases. Except as set forth on Section 4.07(b) of the Disclosure Schedule (i) to Company’s Knowledge, there are no pending or threatened condemnation Actions relating to any Leased Real Property, (ii) the Company has not entered into, and has no Knowledge of, any subleases, licenses or other agreements, oral or written, granting any other person the right to use or occupy any portion of the Leased Real Property and (iii) to Company’s Knowledge, there are no outstanding options or rights of first refusal to purchase any portion of the Leased Real Property or any interest therein. All improvements and alterations, required to be made to the Leased Real Property pursuant to the terms of the Real Property Leases have been completed in all material respects.

(c)            The Company does not own any real property. The Company is not subject to any agreement or option to own any real property or any interest in any real property.

(d)            All tangible assets and properties used in the operations of the Company owned or leased by the Company on the Latest Balance Sheet constitute all of the tangible assets and properties necessary to conduct Company’s operations and business as currently conducted by Company in all material respects.

(e)            All tangible personal property (including computers, equipment, furniture and all other personal property) owned by the Company is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f)             True, correct and complete copies of the share certificate books, minute books and other corporate records maintained by the Company have been made available to Purchaser, and such books and records have been maintained in accordance with commercially reasonable business practices. The minute books of the Company accurately reflect all meetings and material corporate actions taken by Sellers, Boards of Directors and committees of the Board of Directors of the Company in all material respects. At the Closing, all of those books and records will be in the possession of the Company, except to the extent they have been delivered to Purchaser on or prior to the Closing Date.

4.08            Tax Matters. Except as set forth in Section 4.08 of the Disclosure Schedule:

(a)            The Company has duly filed on a timely basis (including applicable extensions) with the appropriate Governmental Authority all Tax Returns (including instalments) required to be filed by Law on or before the Closing Date. All such Tax Returns were complete and accurate in all respects. The Company has or will have paid on a timely basis all Taxes which are required to be paid or remitted by it on or before the Closing Date (including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all installments on account of Taxes for the current year and prepayments of Tax as required by applicable Law). The Company will not have any liability for Taxes for any period ending on or before the Closing Date, or that portion of any Straddle Period up to and including the Closing Date, other than those liabilities for Taxes reflected as reserves on the most recent Financial Statements. The liabilities reflected as reserves for Taxes on the Financial Statements or to be reflected on the Final Closing Statement are sufficient for the payment or remittance of all Taxes which may become payable or remittable by the Company, whether or not disputed, in respect of any period ending on or before the Closing Date. No jurisdiction or authority in or with which the Company does not file a Tax Return has alleged that the Company is required to file such a Tax Return.

(b)            The Canadian federal and provincial income tax liability of the Company has been assessed by the appropriate Governmental Authorities for all financial years up to and including the financial year ended July 31, 2022 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return or pay any Taxes or for any Governmental Authority to examine any Tax Return or levy any assessment. The Company has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(c)            The Company has collected, deducted or withheld from each payment made, or deemed to have been made, to any Person or partnership (including payments to non-residents and present or former employees, directors or officers of the Company) the amount of all Taxes and other deductions required to be collected, deducted or withheld therefrom and has paid the same to the proper Tax or other receiving authorities within the time required under any applicable Law.

(d)            The Company has collected, deducted or withheld all amounts required to be collected, deducted or withheld by it on account of Taxes. The Company has timely remitted to the appropriate Governmental Authorities when required by Law to do so all such amounts collected by it.

(e)            There are no claims, actions, suits, audits, administrative or judicial proceedings, investigations or other action pending or, to the Company’s Knowledge, threatened against the Company in respect of Taxes and, to the Knowledge of the Company, there is no reason to expect that any such claim, action, suit, audit, proceeding, investigation or other action may be asserted against the Company by a Governmental Authority for any period ending on or prior to the Closing Date. The Company is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority and the Company has not received any indication from any Governmental Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date. To the Knowledge of the Company, there are no facts which would constitute grounds for the assessment or reassessment of Taxes payable by the Company for any period ending on or prior to the Closing Date, except in respect of Taxes that are provided for in the books and records and the most recent Financial Statements. The Company has not received any written ruling from or entered into any written agreement with a Governmental Authority relating to any Taxes.

(f)             No claim has been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in such jurisdiction. The Company does not have a permanent establishment (within the meaning of an applicable tax treaty) or a taxable presence and is not treated as a resident for any Tax purposes, in any country other than its country of incorporation.

(g)            There are no Liens for Taxes on any of the assets of the Company.

(h)            The Company has provided to Purchaser a true copy of all Tax Returns filed by the Company in respect of its fiscal years ended July 31, 2019 to July 31, 2022 and all correspondence with any Governmental Authority relating to Taxes for any taxation periods that remain open for assessment or reassessment as of the date hereof.

(i)             A summary of all income Tax years still open for assessment or reassessment in respect of the Company under all applicable Laws imposing a requirement to file Tax Returns is listed in Section 4.08 of the Disclosure Schedule. Except as otherwise set forth in Section 4.08 of the Disclosure Schedule, all income, sales (including goods and services, harmonized sales and provincial or territorial sales) and other tax liabilities of the Company have been assessed by the relevant Governmental Authorities and notices of assessment have been issued to each such entity by the relevant Governmental Authorities for all taxation years or periods ending prior to and including the taxation year or period ended July 31, 2022.

(j)             All amounts payable by the Company in respect of compensation, including but not limited to salary, wages or other remuneration (other than reasonable vacation or holiday pay), have been paid in less than 180 days of the end of the taxation year in which the expense was incurred.

(k)            The Company has not incurred any deductible outlay or expense owing to a Person not dealing at arm's length (for purposes of the Tax Act) with it the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Tax Act, be included in the Company’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(l)             No facts, circumstances or events exist or have existed that have resulted or may result in the application to the Company of any debt forgiveness, debt parking or property seizure provisions under any applicable Tax Law, and specifically sections 79 to 80.04 of the Tax Act.

(m)            The Company has not, either directly or indirectly, transferred property or services, or the right to use property or services, to or acquired property or services, or the right to use property or services, from a Person with whom the Company was not dealing at arm’s length (as that term is defined for purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the disposition or acquisition thereof or which could result in the Company becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(n)            The Company has not received any requirement pursuant to section 224 of the Tax Act which remains unsatisfied in any respect.

(o)            Except pursuant to this Agreement, for purposes of the Tax Act or any other applicable provincial or territorial legislation, no Person or group of Persons has ever acquired control of the Company.

(p)            The Company has not entered into, or been contractually obligated to enter into, (i) a “reportable transaction” within the meaning of the Tax Act or a “notifiable transaction”, each as modified by or defined in the legislative proposals to amend the Tax Act released by the Department of Finance (Canada) on February 4, 2022, (ii) any reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b), or (iii) any transaction that is reportable or notifiable under any applicable analogous provisions of provincial, territorial or foreign law.

(q)            The Company does not have outstanding loans to or indebtedness owing from directors, former directors, officers, shareholders and/or employees or by any Person or corporation not dealing at arm’s length (as that term is defined for purposes of the Tax Act) with any of the foregoing.

(r)             The Company has not claimed any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraph 20(1)(m), 20(1)(m.1) or 20(1)(n) of the Tax Act or any similar provincial or territorial provision, if any such amount could be included in the income of the Company for any period ending after the Closing Date.

(s)            The Company has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder. For all transactions between the Company and any non-resident with whom the Company was not dealing at arm’s length (within the meaning of the Tax Act), the Company has abided by the requirements of section 247 of the Tax Act and in particular the documentation required pursuant to subsection 247(4).

(t)             The Company is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligations to make any payment on or after the Closing Date.

(u)            The Company has not made an election to report its Canadian tax results in a currency other than the currency of Canada.

(v)            There are no transactions or events that have resulted and no circumstances existing that could result in the application of Parts III, III.1, IV.1 or VI.1 of the Tax Act to the Company.

(w)           There are no circumstances existing which could result in the application to the Company of sections 15, 17, 18(4), or subsections 90(6)-(12) of the Tax Act or any analogous provision of any comparable Law of any province of Canada. The Company has not claimed nor will it claim any reserve under any provision of the Tax Act in respect of its taxation year ending upon the Closing, except to the extent that it has recognized an equivalent deferred revenue or similar reserve for accounting purposes that is reflected in the Final Closing Statement.

(x)             The Company is not obligated to make any payment that may result in an amount not being deductible by virtue of section 67 of the Tax Act.

(y)            The Company has (i) duly and timely completed and filed any and all Tax Returns in respect of CEWS required to be filed by it, or that it elected to file, and all such returns are complete, correct and accurate, (ii) not claimed CEWS to which it was not entitled and (iii) not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Authority.

(z)             All Tax credits, input tax credits, refunds, rebates, overpayments and similar adjustments of Taxes claimed by the Company have been validly claimed and correctly calculated as required by applicable Laws, and the Company has retained all documentation prescribed by applicable Laws to support such claims. The Company has not claimed, received, been credited or otherwise realized any COVID-19 subsidy amounts to which it was not, or is not, entitled and the Company has satisfied at all times the relevant criteria and conditions entitling it to such amounts. For greater certainty, section 125.7(6) of the Tax Act did not and does not apply in respect of any such amounts.

(aa)          All research and development investment tax credits (“ITCs”) were claimed by the Company in accordance with the Tax Act and the relevant provincial Tax Laws and the Company satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by the Company in any taxation year were claimed in accordance with the Tax Act and the relevant provincial Tax Laws and the Company satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

(bb)         All unpaid Taxes of the Company arose in the ordinary course of business and consistent with past practice.

(cc)          The Company is a registrant for the purposes of the Excise Tax Act (Canada) and its registration number is set forth in Section 4.08 of the Disclosure Schedule.

(dd)         The Company has timely and accurately claimed any credits or refunds available pursuant to Part IX of the Excise Tax Act (Canada) or an applicable provision in a provincial or territorial sales tax legislation and no such claim for any credit or refund has been denied by any Governmental Authority.

(ee)          The Company has not been a controlled foreign corporation within the meaning of Section 957(a) of the Code.

(ff)           The Company is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, is not treated as a U.S. corporation under Section 7874(b) of the Code and has not elected under Section 897(i) of the Code to be treated as a U.S. corporation.

(gg)         The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock that was reported as satisfying, or was intended to satisfy the requirements of, Section 355 of the Code.

(hh)         The Company will not be required to include any item of income or gain in, or exclude any deduction or loss from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (v) installment sale or open transaction disposition consummated on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, or (vii) any income earned or accumulated earnings and profits that would result in an inclusion under Section 951(a) or Section 951A of the Code.

4.09            Contracts and Commitments.

(a)            Section 4.09 of the Disclosure Schedule sets forth the following agreements to which the Company is party (each a “Significant Contract” and collectively the “Significant Contracts”): (i) each collective bargaining agreement or contract with any labor union; (ii) each bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) each stock purchase, stock option or similar plan; (iv) each management, consulting, independent contractor, employment, or severance agreement to which the Company is a party, other than the standard offer letter between the Company and its employees entered into in connection with the commencement of employment, a copy of which has been made available to Purchaser; (v) each agreement requiring the Company to indemnify any Person other than in the ordinary course of business; (vi) each agreement granting any exclusive rights to any Person (including any right of first refusal or right of first negotiation); (vii) each agreement or indenture relating to the borrowing of money, indebtedness or to mortgaging, pledging or otherwise placing a material Lien on any portion of the assets of the Company including loan agreements, credit facilities, letters of credit, mortgages, security agreements, financing statements, pledge agreements, deeds of trust, swaps and other instruments relating to indebtedness or extension of credit; (viii) each guaranty of any obligation for borrowed money or other material guaranty; (ix) each lease or agreement under which it is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual rental exceeds $25,000; (x) each lease or agreement under which it is lessor of or permits any third party to hold or operate any tangible property, real or personal, for which the annual rental exceeds $25,000; (xi) each contract or group of related contracts with the same party for the purchase of products or services which provide for annual payments in excess of $25,000 during the trailing twelve month period ending on the date of the Latest Balance Sheet; (xii) each agreement relating to any pending or completed business acquisition by the Company; (xiii) each contract or group of related contracts with a client or customer that provides annual revenues (based on the trailing twelve month period ending on the date of the Latest Balance Sheet) to the Company in excess of $25,000; (xiv) each agreement relating to the license, use, sale, payment of royalties or development of any third party Intellectual Property (other than commercial off the shelf licenses) to which the Company is a party; (xv) each non-solicitation and non-competition agreement and each standalone confidentiality agreement to which the Company is a party; (xvi) each partnership and joint venture agreement to which the Company is a party; (xvii) each agreement relating to the license, use, sale or development of the Company’s Intellectual Property (it being understood that, for purposes of this Section 4.09, all purchase orders or similar arrangements, as applicable, shall be deemed incorporated by reference with respect to any underlying master agreement, multi-year agreement or similar agreement); (xviii) that terminate or materially and adversely modify any agreement described in clauses (i) through (xvii) above, and (xix) that would reasonably be expected to have a Material Adverse Effect on Company if breached by Company.

(b)            Each Significant Contract is valid, binding and enforceable against the Company, in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. The Company is not in breach or default in any material respect under any Significant Contract, and, to the Company’s Knowledge, no other party is in breach or default thereunder in any material respect. The Company does not have any Significant Contracts that are Loss Contracts. All Significant Contracts are listed in Section 4.09 of the Disclosure Schedule. With respect to each Significant Contract: (i) the Significant Contract is legal, valid, binding and enforceable and in full force and effect with respect to Company, and to Company’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies; (ii) the Significant Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies; and (iii) neither Company nor, to Company’s Knowledge, any other party is in breach or default, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Company has paid in full all amounts due under the Significant Contracts which are due and payable or accrued in accordance with GAAP, all amounts due to others by Company under the Significant Contract (and has recognized revenues due from others thereunder in accordance with GAAP), and has satisfied in full or provided for all of its liabilities and obligations under the Significant Contract which are due and payable, except amounts or liabilities disputed in good faith by Company for which adequate reserves have been set aside. Except as set forth on Section 4.09 of the Disclosure Schedule, Company is not a party to any oral Significant Contract. Company has delivered to Purchaser true, correct and complete copies of all Significant Contracts.

4.10            Intellectual Property.

(a)            Section 4.10(a) of the Disclosure Schedule sets forth a true, complete and accurate list of (i) all registered Patents, Copyrights and Trademarks, and applications therefor, in the name of the Company or of which the Company is the owner, and (ii) all unregistered Trademarks and material unregistered Copyrights owned by the Company, and specifies for each of (i) and (ii) the status (registered or pending) and serial or registration number, if applicable, (iii) all licenses and sublicenses granted to the Company by a third party for the use of Intellectual Property, including (A) a list of all Software not owned by the Company that is included within or necessary for the use of the Company Software or the Company Solution (excluding (x) commercially available (on reasonable terms), off the shelf, clickwrap or shrink wrap licenses for Software in which the Company is the licensee and the license fee is less than $10,000, and (z) firmware that is included in any equipment purchased by the Company) (“Incorporated Third Party Software”), and (B) any Key Data Assets that are not User Data and that were licensed or otherwise procured by the Company from a third party ((A) and (B) collectively, the “Company In-Licenses”), and (iv) all licenses and sublicenses granted by the Company to any third party with respect to any Company Intellectual Property (the “Company Out-Licenses”). Section 4.10(a) of the Disclosure Schedule also lists all domain names and Social Media Assets owned.

(b)            The Company owns, free and clear of all Liens, or has valid and enforceable rights to use, all Intellectual Property used by the Company in its business as currently conducted or as proposed to be conducted within the twelve (12) months following the Closing, including the Company Solution and Key Data Assets (collectively, “Company Intellectual Property”). Such Company Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the businesses of the Company as currently conducted. With respect to Company Intellectual Property owned by the Company (the “Company Owned IP”), including the Intellectual Property described in clauses (i) and (ii) of Section 4.10(a), except as set forth on Section 4.10(b) of the Disclosure Schedule, the Company is the sole owner of all right, title and interest therein and each item of such Company Owned IP is valid and enforceable, and each of the Company In-Licenses and Company Out-Licenses is enforceable by the Company in accordance with its terms and is in full force and effect.

(c)            Except as set forth on Section 4.10(c) of the Disclosure Schedule, (i) the Company is not in default (or with the giving of notice or lapse of time or both, would not be in default) under any license to use any Intellectual Property, including the Company In-Licenses, and, to Company’s Knowledge, the other party to any such license (including the Company In-Licenses) is not in default under such license, (ii) to the Company’s Knowledge, no Company Owned IP or Intellectual Property exclusively licensed to the Company under a Company In-License is being infringed, misappropriated, diluted or otherwise violated by any third party or has been infringed by any third party in the past, (iii) to the Company’s Knowledge, the Company has never infringed, misappropriated, diluted or otherwise violated, and the Company is not currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property of any third party, (iv) to the Company’s Knowledge, the operation of the Company’s business as currently operated and the use of the Company Owned IP, whether alone or in combination with other Intellectual Property licensed by the Company does not and will not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any third party, (v) commercialization in the United States of the Company’s core technology for performing in vitro RNA synthesis, as currently planned for commercialization by the Company, would not infringe or misappropriate any Intellectual Property of any third party, (vi) the Company has not received a written notice that the conduct of its business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property rights of any third party, nor any invitation to license Intellectual Property Rights of any third party, and there is no action pending or, to the Company’s Knowledge, threatened that alleges the same, (vii) the Company Owned IP is validly filed, prosecuted and maintained in compliance with all applicable Law, including timely disclosure before the applicable patent offices of all prior art known to be material to the patentability of the Company Intellectual Property, and has not been adjudged invalid or unenforceable in whole or in part; and (viii) no claim or action has been brought or, to the Company’s Knowledge, has been threatened against Company that challenges the legality, validity, enforceability, use or ownership of Company Owned IP.

(d)            Except as set forth on Section 4.10(d) of the Disclosure Schedule, (i) no claim or dispute has been brought or, to the Company’s Knowledge, threatened, regarding the ownership of, or use by, the Company of any Company Intellectual Property, or the use by the Company of any other Intellectual Property, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of use of any Company Intellectual Property, trigger any additional obligations or liabilities of the Company, or otherwise detract from or adversely impact the full right and authority of the Company to commercialize the Company Owned IP in the ordinary course of business consistent with past practice without violating the rights of any third party, (iii) to the Company’s Knowledge, there is no fact or circumstance existing that would render the right to use any Company Intellectual Property unenforceable or invalid, and (iv) to the Company’s Knowledge, no set of facts currently exists which indicates a reasonable likelihood of any infringement, dilution, or misappropriation by Company, or conflict with, any third party with respect to any Intellectual Property rights (including any demand or request that Company license any rights from a third party).

(e)            The Company has taken all reasonably necessary action to maintain and protect (i) the rights of the Company relating to the Company Owned IP, Company Software, Company Solution, Company In-Licenses and Company Out-Licenses set forth on Section 4.10(a) of the Disclosure Schedule and (ii) the secrecy, confidentiality, value and the rights in the trade secrets of the Company (including source code for the Company Software and Company Solution). The Company has paid all fees and made all maintenance filings which have heretofore become due to any Governmental Authority with respect to Company Intellectual Property, and under the Company In-Licenses to the extent required by its terms. Except as set forth in Section 4.10(e) of the Disclosure Schedule, the Company has and enforces a policy requiring all employees, consultants and contractors of the Company to execute confidentiality agreements and all such employees, consultants and contractors have executed such agreements. Except as set forth in Section 4.10(e) of the Disclosure Schedule, the Company’s current and former employees, officers, independent contractors and consultants that have created or contributed to the development of any Intellectual Property within the scope of their employment or engagement by the Company have entered into an intellectual property disclosure and assignment agreement with the Company and have assigned all right, title, interest and ownership of such Intellectual Property, and have waived all moral rights such employees, officers, independent contractors and consultants may have in and to such Intellectual Property to the Company, through a written agreement. Copies of the form of Company’s confidentiality and intellectual property disclosure and assignment agreements have been made available to Purchaser. To the Company’s Knowledge, there has been no violation or waiver of such intellectual property disclosure and assignment agreements or confidentiality agreements, or unauthorized disclosure or use of any trade secret, confidential or proprietary information, or Intellectual Property of the Company. To the Company’s Knowledge, none of the activities of any employee of the Company violates, or has violated, any contract, obligation or other arrangement that any such employee has with a former employer. To Company’s Knowledge, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s trade secrets, Company Software, Company Solution, User Data, Company Data or any other confidential and proprietary information used in the business of the Company.

(f)             Except for amounts due in the ordinary course, the Company has no obligation to pay royalties, license fees, or other amounts or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property relating to its business as presently conducted, excluding any amounts payable for any Company In-Licenses.

(g)            The Company maintains policies and procedures regarding data security and privacy that are commercially reasonable and in compliance with all obligations to their customers and under applicable Law.

(h)            The Company and processing of any Personal Data by or on behalf of the Company, is, and at all times has been, in material compliance with all: (A) applicable Privacy Laws (including those relating to cross-border transfers), (B) contractual obligations concerning data privacy and security relating to Personal Data in the possession or control of the Company or maintained by third parties having access to such information under agreements (or portions thereof) to which the Company is a party, all applicable data transfer agreements and data processing agreements, to which the Company is a party, and the requirements of any privacy or security-related self-regulatory organizations or certifications to which the Company is subject (collectively, the “Privacy Agreements”), and (C) industry standards, all internal and public-facing policies of the Company relating to privacy or security of Personal Data. The Company has established, maintained, implemented and enforced reasonable policies, procedures and security measures to protect the confidentiality, integrity and physical and electronic security of Personal Data against unauthorized access, use, modification, disclosure or other misuse, and the Company is, and has been, in compliance in all material respects with all such policies, procedures and measures. To the Company’s Knowledge, there has not been any breach, theft, misuse or unauthorized access, use or disclosure of any Personal Data processed by or on behalf of the Company. The Company has not received any written notice or claim alleging a violation of any Privacy Law, contractual or fiduciary obligations relating to privacy or security of Personal Data, and, to the Company’s Knowledge, no disclosure of any data breach or systems or network security breach has been, or should have been made by the Company under any applicable Privacy or other applicable Law or to any Governmental Authority. The Company is not subject to any obligation that would prevent the receipt or retention at Closing (as applicable) or use after Closing, of the Personal Data collected by it in a manner consistent with any applicable Law regarding the collection, retention, use, or disclosure of such data.

(i)             The Company is in material compliance with all applicable prior and current internal and public-facing privacy policies and notices regarding their processing of Personal Information (collectively, the “Privacy Policies”). There are no restrictions on the processing of Personal Information by Company including under Privacy Laws, the Privacy Agreements and the Privacy Policies, that could materially prevent: (A) the Company from continuing the business of the Company in the ordinary course immediately after Closing; (B) the Company from processing Personal Data in connection with the business of the Company immediately after Closing, including by combining or otherwise using such information in combination with its own data; or (C) the consummation by the Company of the transactions contemplated by this Agreement.

(j)             The Company has not received any, nor are there any pending, written or, to Company’s Knowledge, oral complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation or other legal proceedings, regarding the Company, initiated by: (A) any Person; (B) any Governmental Authority, including the Office of the Privacy Commissioner of Canada or similar official, the Canadian Radio-television and Telecommunications Commission or other similar supervisory authority; or (C) any self-regulatory authority or entity, alleging that any activity of any Corporation: (1) is in violation of any applicable Privacy Laws or CASL; (2) is in violation of any Privacy Agreements; (3) is in violation of any Privacy Policies; (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights (including, but not limited to consent withdrawals); or (5) otherwise constitutes an unfair, deceptive, or misleading trade practice. The Company has not been the subject of any internal or external audit which has identified any material deficiency or non-compliance with Privacy Laws, the Privacy Agreements, or the Privacy Policies, including with respect to the collection, use, storage, encryption, retention, destruction and disclosure of Personal Data which has not been fully addressed and remediated.

(k)            The Company has: (i) complied in all material respects at all times with CASL in connection with the sending of all commercial electronic messages, and in connection with the installation of computer programs on the computer systems of third parties; (ii) maintained and continue to maintain records that are sufficient to demonstrate their material compliance with CASL, including, as applicable, copies of consent forms, commercial electronic message templates, and records of all consents given or withdrawn (including, but not limited to unsubscribe requests); (iii) established appropriate procedures to facilitate material compliance with CASL and have trained all employees on the requirements of CASL; and (iv) agreements with all third parties that, on the Company’s behalf, send commercial electronic messages, collect electronic addresses or install computer programs on the computer systems of other third parties, which agreements require such third parties to comply with CASL. The Company has not altered or caused to be altered any Transmission Data (as such term is defined in CASL) in any message sent by any means of telecommunication, such that the message was delivered to a destination other than or in addition to the destination specified by the sender, unless the sender or the recipient consented to such alteration in accordance with CASL.

(l)             No Company Software or Company Solution, or Intellectual Property therein, is subject to any transfer, assignment, change of control or other operational limitations. The Company has maintained and protected the Company Software and Company Solution with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property contained therein or relating thereto. No licenses or rights (including contingent rights) have been granted by the Company, or any of its Affiliates, to any Person to access, use or distribute any source code of any Company Software or Company Solution. All Company Software and all Software for the Company Solution (“Proprietary Software”) has been registered or is eligible for protection and registration under applicable copyright law. Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Proprietary Software. As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any material portion of the source code for any Proprietary Software. All Proprietary Software complies with all applicable Laws and industry standards, including with respect to security and conform to all applicable contractual commitments, express and implied conditions and warranties (to the extent not subject to legally effective express exclusions thereof). Except for the Incorporated Third Party Software, all Proprietary Software was developed by employees of the Company or by consultants engaged by the Company, in each case each of whom has validly assigned his/her entire rights, title and interests, and waived all moral rights, in and to the Proprietary Software to the Company. The Company Software and Company Solution do not contain and has taken all reasonable steps to prevent the introduction of any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair or prevent their value, functionality, intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, Software, network or data. The Proprietary Software operates, in all material respects, in accordance with and conform in all material respects to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form.

(m)           The Company owns, leases or licenses sufficient hardware, computer and telecommunications equipment and other information technology and related services as necessary to provide the Company Solution (collectively, “Information Systems”). The Information Systems are reasonably sufficient for the immediate and anticipated needs of the Company, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Information Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise) for all Software, in each case as necessary for the conduct of the Company’s business as currently conducted or as contemplated to be conducted. The Company has in-place data security and cybersecurity controls, including organizational, technological and physical security measures which are reasonable in relation to the sensitivity of the data collected and held by the Company. The Company has not been the subject of any internal or external audit which has identified any material deficiency with respect to data security and cybersecurity controls, including organizational, technological and physical security measures which has not been fully addressed and remediated. The Company: (i) is in material compliance with the Data Security Requirements; and (ii) confirms that there has not been any unauthorized acquisition, destruction, damage, disclosure, loss, inability to account for, corruption, alteration, or use of any Company Data and/or User Data contained in the Information Systems.

(n)            In the 12 months prior to the Closing, there have been no material failures, breakdowns, outages or unavailability of such Information Systems, and the Company’s disaster recovery and business continuity plans (“DR/BCP Plans”) have not been activated other than for testing purposes. Company has delivered to Purchaser a true and complete copy of the DR/BCP Plans. The DR Plans are consistent with or exceed industry standards and applicable requirements of Law. The DR/BCP Plans are designed to ensure, at a minimum, the ability of the Company’s business to resume operations and performance of Company Solution promptly, and ensure redundancy of all Key Data Assets as required pursuant to any obligation under any contract or any requirement of Laws. Company has conducted testing of the DR/BCP Plans not less frequently than annually (and in any event, upon a material change to the DR/BCP Plans) and corrected any material deficiencies in the DR/BCP Plans or deficiencies in compliance with the DR/BCP Plans.

(o)            Section 4.10(o) of the Disclosure Schedule lists all Open Source Materials that the Company has used in any way in the products manufactured, distributed, licensed or sold by the Company and describes: the Open Source Materials title, the title of the commonly published license to which such Open Source Materials is subject, the applicable Company product, and an indication of whether such Company product contains, incorporates, links or calls to or otherwise uses any Open Source Materials, and an indication of whether and how the Company modified the Open Source Materials. Except as specifically disclosed in Section 4.10(h) of the Disclosure Schedule, the Company has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any product manufactured, distributed, licensed or sold by the Company; (ii) distributed Open Source Materials in conjunction with any other Software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to any product manufactured, distributed, licensed or sold by the Company or grant, or purport to grant, to any third party, any rights or immunities under any Intellectual Property (including using any Open Source Materials that require, as a condition of use or other exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be disclosed or distributed in source code form, licensed for the purpose of making derivative works or redistributable at no charge or minimal charge). The Company Solution does not use, link to or incorporate, is not derived from, and is not distributed with, any Open Source Materials, or any modification or derivative thereof, in a manner that: (x) would subject the Company Solution or any portion thereof to be made generally available in source code form, (y) or that would require the Company to allow others to create and distribute derivative works of the Company Solution (or any portion thereof), or (z) that would require the Company to distribute or license the Company Solution (or any portion thereof) to others at no or minimal charge.

(p)            Except as set forth in Section 4.10(i) of the Disclosure Schedule, no Company Owned IP or Intellectual Property exclusively licensed to the Company under a Company In-License was developed by, with or using any facilities or resources of, educational institutions or under any contracts, funding, agreements, or other agreements or arrangement with any Governmental Authority.

(q)            The Company has not licensed, distributed or disclosed the source code version of any Software included in the Intellectual Property of the Company to any person, except pursuant to the agreements listed in Section 4.10(a) of the Disclosure Schedule, and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such source code.

(r)            The Key Data Assets are and have been collected, stored, maintained and used in accordance with all applicable Laws (including Privacy Laws) and all obligations under any contract to which the Company is bound relating to the Key Data Assets. Company owns or has valid right to use all Key Data Assets (i) in the manner in which such Key Data Assets are used as of the Closing Date, (ii) in any manner in which the Key Data Assets were used to develop Company Software or Company Solution, and (ii) for any use for the Key Data Assets that is contemplated as of the Closing.

4.11            Litigation.

(a)            There is no Action, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Company’s Knowledge, threatened, by or against, or relating in any material respect to, the Company. The Company is not party to any Action, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity.

(b)            There are no outstanding judgments against the Company or consent decrees, orders or injunctions to which the Company is subject.

(c)            There is no Action pending, or to the Company’s Knowledge, threatened, by or against, or affecting in any material respect, the Company or any shareholder or director of the Company, in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

(d)            Since January 1, 2018, there have been no product liability Actions involving the Company or relating to products or services manufactured, sold or provided by the Company.

4.12            Employee Benefit Plans. The Company does not sponsor, provide, maintain or contribute to any Benefit Plan, and has never in the past sponsored, provided, maintained or contributed a Benefit Plan. “Benefit Plans” means all plans, agreements, programs, policies, practices, undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded, registered or unregistered) sponsored, provided, maintained or contributed to by the Company for the benefit of any employees, directors, officers, consultants or contractors (or any former employees, directors, officers, consultants or contractors) or their respective spouses, beneficiaries or dependents, or, in respect of which the Company is party to, is obligated to contribute to, participates in or has any actual or potential liability for or obligations under, or pursuant to which payments are made or benefits are provided to, or an entitlement to benefits may arise to, any such Persons, including:

(a)            any Pension Plan (including any multi-employer plan), supplemental pension or any other plan providing retirement income, any “retirement compensation arrangement” as defined in the Tax Act, or any group registered retirement savings plan, tax-free savings account, or other retirement or savings plan. “Pension Plan” means a “registered pension plan” as that term is defined in the Tax Act or any pension plan within the meaning of federal or provincial pension benefits standards legislation;

(b)            any compensation or incentive compensation, bonus, deferred compensation, profit-sharing, commission, stock option, stock appreciation right, phantom stock, share purchase or other equity or equity-based incentive, change of control, retention bonus, or severance or termination pay plan or agreement;

(c)            any health and welfare, including dental, other medical, life, critical illness, accidental death and dismemberment, disability or other benefit (whether insured or self-insured), supplementary unemployment benefit, salary continuation, vacation, sick leave, death or survivor benefit, education assistance, mortgage assistance, employee loan or other taxable benefits; and

(d)            any other similar plans, programs, agreements or arrangements, except that the term “Benefit Plans” will not include any statutory plans with which the Company is required to comply, including the Canada Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace safety and insurance and federal employment insurance legislation.

4.13         Compliance with Laws; Improper Payments.

(a)            Since January 1, 2018, the Company has conducted its business in compliance in all material respects with applicable Law and has received no written notice of or been charged with the violation of any applicable Law during such period. The Company has all licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities (collectively “Authorizations”) as are required in order to enable it to own or lease its assets and conduct its business in all respects as currently conducted. No registration, filing, notice, order, approval, consent, written waiver or other action of any Governmental Authority is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to the licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities referred to in the preceding sentence. The Authorizations are valid, in good standing, and in full force or effect and there are no material outstanding or, to the Knowledge of the Company, threatened, defaults, breaches, suspensions, revocations, cancellations or modifications thereof. Section 4.13(a) of the Disclosure Schedule lists all current Authorizations issued to the each Acquired Company, including the names of the Authorizations and their respective jurisdiction and dates of issuance and expiration. No Person has threatened to revoke, withdraw, suspend, terminate, amend or impose any condition in respect of, or commenced Action to revoke, withdraw, suspend, terminate, amend or impose conditions in respect of, any Authorizations.

(b)            None of the Company, or any of its directors, officers, employees, or, to the Knowledge of the Company, agents or consultants:

(i)            has, in the course of its actions for, or on behalf of, the Company (I) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (II) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (III) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), the Foreign Corrupt Practices Act of 1977 (United States) (“FCPA”) or other similar Laws of other jurisdictions, (IV) violated or taken any act that would violate the Special Economic Measures Act (Canada) (“SEMA”) or other similar Laws of other jurisdictions, (V) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) (“FACFOA”) or other similar Laws of other jurisdictions, in each case to which the Company is subject or (VI) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(ii)           has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws; or

(iii)          is a Person (i) identified under CFPOA, FCPA, SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws, (ii) located, organized or resident in a country or territory which is itself the subject of or target of any sanctions under CFPOA, FCPA, SEMA, FACFOA, or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws, or (iii) 50 percent or greater owned by any Person or Persons described in clause (i) above.

(c)            The operations of the Company are conducted and have been conducted in compliance in all material respects with the applicable financial record keeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the anti-money laundering Laws applicable to the Acquired Entities of all jurisdictions in which any Acquired Entity carries on business (collectively, the “Anti-Money Laundering Laws”) and no Action by or before any Governmental Authority involving the Company with respect to any of the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(d)            The Company has obtained all necessary Export Approvals in connection with its sale, delivery, transfer or provision of any products, services, information, documents, technology or data, and no notice, approval or consent is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to such Export Approvals.

4.14         Environmental Compliance and Conditions.

(a)            The Company has obtained and possess all permits, licenses and other authorizations required under Environmental, Health and Safety Requirements in connection with the conduct of its business, and the Company is in compliance with all terms and conditions of such permits, licenses and authorizations.

(b)            The Company is in compliance, and has been in compliance, with all applicable Environmental, Health and Safety Requirements and any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c)            The Company has not received, since January 1, 2018, any written claim, demand or notice of violations or liabilities arising under Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligation from any foreign, federal, state or local governments or any agency thereof, or any claim by any other Person, relating to the Company or its facilities and arising under Environmental, Health and Safety Requirements, the subject of which is unresolved.

(d)            The Company has not commissioned and does not possess any environmental site assessments or environmental audit reports relating to the Company, or any of its facilities.

(e)            No releases of any hazardous material have occurred at, on, from or under any Leased Real Property, for which releases the Company is liable under any Environmental, Health and Safety Requirements.

(f)            The Company has not used or permitted to be used, except in compliance with all Environmental, Health and Safety Requirements in all material respects, any of the Leased Real Property or facilities thereon to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any hazardous substance.

4.15         Affiliated Transactions. Except as set forth in Section 4.15 of the Disclosure Schedule, no officer, director, Seller or Affiliate of the Company is a party to any agreement, contract, commitment or transaction with the Company or, to Company’s Knowledge, has any interest in any property used by the Company. Except as set forth in Section 4.15 of the Disclosure Schedule, with respect to any customer, supplier or competitor of the Company or any entity party to any Significant Contract, no officer, or to the Company’s Knowledge, director of the Company (a) directly owns any interest in such entity, except for interest in publicly traded companies comprising in each case less than 3% of the outstanding equity interest in such companies or (b) serves as an officer or director of such entity.

4.16         Labor and Employment.

(a)            Except as set forth in Section 4.16 of the Disclosure Schedule, the Company is not a party to any agreement pursuant to which either: (A) change of control, retention, severance, termination or similar payments to any employee may be required to be paid, waived or renounced as a result of the completion of the transactions contemplated by this Agreement (whether alone or in conjunction with any subsequent event); or (B) any employee who is bound by confidentiality, non-competition or non-solicitation covenants with the Company is relieved thereof as a result of the completion of the transactions contemplated by this Agreement, nor are there any employment agreements which are not terminable on the giving of reasonable notice in accordance with applicable Law. The Company is not bound by, either directly or by operation of applicable Law, any collective agreements, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment to any labor union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting employees or independent contractors, nor is the Company currently engaged in any labor negotiation or subject to any union organizing effort.

(b)            The Company is in material compliance with all applicable Laws relating to employment and labor matters, including provisions thereof relating to employment standards, wages and hours, worker classification, classification as eligible or ineligible for overtime, immigration, language, accessibility, human rights, workers’ compensation, occupational health and safety, pay equity, labor relations, unfair labor practices and collective bargaining. There are no claims against the Company pursuant to any Laws relating to employees and contractors, including employment standards, human rights, labor relations, worker classification, occupational health and safety Laws, worker’s compensation, pay equity or accessibility. To the Knowledge of the Company, nothing has occurred which might lead to a claim against the Company under any such Laws. There are no pending nor, to the Knowledge of the Company, threatened claims against the Company under any such Laws. There are no outstanding decisions, orders or settlements or pending settlements which place any obligation upon the Company to do or refrain from doing any act.

(c)            During the three year period ended on the date hereof, (A) the Company has not engaged in any unfair labor practice, nor to the Knowledge of the Company is there any pending or threatened complaint regarding any alleged unfair labor practice; and (B) there has not been, nor is there currently or, to the Knowledge of the Company, threatened any strike, slowdown, picketing or work stoppage with respect to the employees of the Company.

(d)            All amounts due or accrued for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, vacation with pay, sick days and benefits under any Benefit Plan and other similar accruals have either been paid or are accrued and accurately reflected in the books and records of the Company.

(e)            Section 4.16 of the Disclosure Schedule contains a list of (i) all the employees of the Company and each of their position, length of service, employer entity, location of employment, compensation (including annual base salary, annual incentive targets, and other variable compensation), annual vacation entitlements and accruals, material perquisites and active or in active status (including reason for leave of absence, if known), and (ii) all independent contractors engaged by the Company and the general terms on which each such independent contractor is engaged (including duration of engagement) and annual fees. Except as set forth on Section 4.16 of the Disclosure Schedule, no employee or independent contractor of the Company is providing services pursuant to any work permit, visa or similar authorization. Except as disclosed in Section 4.16 of the Disclosure Schedule, no employee is on short-term or long-term disability leave, parental leave, extended absence or receiving benefits pursuant to the workers’ compensation Laws.

4.17         Insurance. Section 4.17 of the Disclosure Schedule lists each material insurance policy maintained by the Company, complete and accurate copies of which have been delivered to Purchaser. Each such insurance policy is in full force and effect, all premiums due thereon have been paid and, the Company has not received any written or, to the Company’s Knowledge, oral notice of termination or reduction of coverage, or intent to terminate or reduce coverage, of any such insurance policy. The Company is not in material default with respect to its obligations under any such insurance policy. Except as set forth in Section 4.17 of the Disclosure Schedule, the Company does not have any self-insurance or co-insurance programs.

4.18         Brokerage. Except as set forth in Section 4.18 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby. Sellers shall be solely responsible for paying any fee or compensation to any Person identified in Section 4.18 of the Disclosure Schedule to the extent not paid on or before the Closing Date.

4.19         Banking Relationships. Section 4.19 of the Disclosure Schedule sets forth (a) a list of each account, lock box or safe deposit box of the Company (including any necessary identifying information) and (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto.

4.20         Customers and Suppliers.

(a)            Section 4.20(a) of the Disclosure Schedule sets forth a list of each customer that has accounted for revenues of the Company in (i) the fiscal year ended July 31, 2022 and (ii) the 11-month period ended June 30, 2023. Except as set forth in Section 4.20(a) of the Disclosure Schedule, the relationship between the Company and any customer set forth in Section 4.20(a) of the Disclosure Schedule has not changed in any material adverse respect since January 1, 2023.

(b)            Section 4.20(b) of the Disclosure Schedule sets forth a list of each supplier or vendor (including any group of Persons that are Affiliates) to which the Company has made payments in (i) the fiscal year ended July 31, 2022 and (ii) the 11-month period ended June 30, 2023.. Except as set forth in Section 4.20(b) of the Disclosure Schedule, the relationship between the Company and any supplier or vendor set forth in Section 4.20(b) of the Disclosure Schedule has not changed in any material adverse respect since January 1, 2023.

(c)            None of the customers, suppliers or vendors set forth in Sections 4.20(a) and (b) of the Disclosure Schedule have given written or, to the Company’s Knowledge, oral notice of their intent of not continuing their relationship or not continuing to conduct business with the Company after the Closing Date in substantially the same manner and on the same terms and conditions as prior to the Closing Date, and to the Company’s Knowledge, except as set forth in Section 4.20(c) of the Disclosure Schedule, there are no facts or circumstances that would reasonably be expected to result in any customer or supplier set forth in Sections 4.20(a) and (b) of the Disclosure Schedule not continuing their relationship or not continuing to conduct business with the Company after the Closing Date in substantially the same manner and on the same terms and conditions as prior to the Closing Date.

(d)            To the Company’s Knowledge, each customer identified on Schedule 4.20(a) of the Disclosure Schedule complied with such customer’s conflict of interest policies, if applicable, when entering into any arrangement with the Company.

4.21         Accounts Receivable. Except as set forth in Section 4.21 of the Disclosure Schedule, subject to any reserves, each Accounts Receivable of the Company that has been billed is and, each unbilled Accounts Receivable will be when billed, (a) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions; (b) a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent; (c) to the Company’s Knowledge, fully collectible, net of any reserve for uncollectible accounts shown on the Latest Balance Sheet; and (d) since the Latest Balance Sheet, no Account Receivable have been written off or sold by the Company.

4.22         Territorial Restrictions. The Company is not restricted by any agreement or understanding with any other Person from carrying on its business in any geographical area in the world.

4.23         Product or Service Warranties. Except as set forth in Section 4.23 of the Disclosure Schedule and for warranties under applicable Law (if any), (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Company, and (b) there are no pending or, to the Company’s Knowledge, threatened claims with respect to any such warranties. The Company has no Knowledge of any facts that indicate that the reserves for product or service warranties reflected in the Latest Balance Sheet are materially understated. Section 4.23 of the Disclosure Schedule includes a copy of the form of all written warranties furnished by the Company to purchasers of any product or service sold by the Company since January 1, 2018. There have been no warranty claims or complaints relating to the products of the Company during the previous and current calendar year, whether or not resolved.

4.24         Health Care Regulatory Compliance.

(a)            Except as set forth in Section 4.24(a) of the Disclosure Schedule, to the Company’s Actual Knowledge, the Company is and has, for the six year period ended on the date hereof, operated in compliance, in all material respects, with the Health Care Regulatory Laws which are applicable to the Company (if any). Except as set forth in Section 4.24(a) of the Disclosure Schedule, to the Company’s Actual Knowledge, the Company has not during such period received any written notice, nor any complaints from a Person, that allege that the Company is not in compliance with any such Health Care Regulatory Laws which are applicable to the Company (if any) and that have not been addressed to the satisfaction of such Governmental Authority or complainant.

(b)            Except as set forth in Section 4.24(b) of the Disclosure Schedule, during the six year period ended on the date hereof, the Company and, to its Actual Knowledge, its equityholders (including Sellers), directors, managers, officers, personnel (whether employees, independent contractors or workforce members), distributors, vendors and other agents or representatives, as applicable, have not: (i) been heretofore excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in the Programs, nor have Sellers or the Company received any written notice that the Company, its equityholders (including Sellers), directors, managers, officers, personnel (whether employees, independent contractors or workforce members), distributors, vendors and other agents or representatives, as applicable, have been proposed to be excluded, debarred, suspended or otherwise determined to be, or identified as, ineligible to participate in any such Program; (ii) been convicted of any crime relating to any such Program; and (iii) been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Health Care Regulatory Law or authorized by 21 U.S.C. § 335a(b) or any similar Health Care Regulatory Law, or actually been so debarred. During the six year period ended on the date hereof, neither the Company nor, to its Actual Knowledge, any Seller has received any written notice, and the Company has not become aware by any written notice, that the Company is the subject of any investigation or review regarding its participation in any Program. The Company is not, as of the date hereof, listed on the System for Award Management or the Office of Inspector General’s (OIG) lists of excluded individuals and entities, or any equivalent list maintained by any Canadian Governmental Authority.

(c)            Except as set forth in Section 4.24(c) of the Disclosure Schedule, the Company, and, to its Actual Knowledge, its equityholders (including Sellers), directors, managers, officers, employees, and, as applicable, workforce members have not in the six year period ended on the date hereof been the subject of or received, or have Knowledge of any pending or, to the Company’s Knowledge, threatened: (i) compliance, disciplinary or enforcement action from any Governmental Authority; (ii) any notice of noncompliance with or alleged violation of any Health Care Regulatory Laws or Regulatory Filings (as defined below); or (iii) material finding from an inspection by a Governmental Authority. No Person has filed or, to the Company’s Knowledge, has threatened to file against the Company any claim under any federal, provincial, territorial or state whistleblower statute, including without limitation, the Federal False Claims Act (31 U.S.C. §§3729 et seq.), the Competition Act (Canada), the Criminal Code (Canada), Public Servants Disclosure Protection Act (Canada) and any provincial securities Law. During the six year period ended on the date hereof, neither the Company nor any record owner of the capital stock of the Company has entered into any agreements with any Governmental Authority in connection with compliance with Health Care Regulatory Laws.

(d)            Section 4.24(d) of the Disclosure Schedule is a true, correct and complete list of all material licenses, franchises, permits, certifications, accreditations, approvals, clearances, grants, consents, certificates, registrations, listings, orders and authorizations from Governmental Authorities (“Regulatory Filings”) required under any Health Care Regulatory Law for the Company to conduct its business as it is now being conducted, and as it will be conducted as of the Closing Date. The Company has delivered or made available to Purchaser true and complete copies of all Regulatory Filings. Each Regulatory Filing is in full force and effect, without limitation or restriction, except in accordance with its terms. Except as set forth in Section 4.24(d) of the Disclosure Schedule, the Company, and, to its Knowledge, its equityholders (including Sellers), directors, managers, officers, personnel (whether employees, independent contractors or workforce members), hold all required Regulatory Filings. All Regulatory Filings have been timely filed, maintained or furnished. To the Company’s Knowledge, all Regulatory Filings and activities performed thereunder are in compliance, in all material respects, with applicable Health Care Regulatory Laws. The Company has not received any written notice from a Governmental Authority that such Governmental Authority intends to cancel or terminate any of such Regulatory Filings, nor to the Company’s Knowledge, is there any reason to believe that any Governmental Authority intends to cancel or terminate any of such Regulatory Filings or that valid grounds for such cancellation or termination currently exist.

(e)            The business of the Company has always operated in compliance in all material respects with all Laws applicable to data privacy, data security and/or personal information. To its Knowledge, the Company has never experienced incidences in which personal information or other sensitive data was or may have been stolen or improperly accessed.

4.25         HIPAA and Privacy Laws. To the Company’s Knowledge, the Company: (a) is currently conducting its business in material compliance with HIPAA; (b) has conducted its business in material compliance with the HIPAA since HIPAA first became applicable to it; (c) is currently conducting its business in compliance in all material respects with all applicable Laws rules, regulations, directives (and governmental obligations) worldwide and all binding guidance thereunder issued by a Governmental Authority, including all Laws governing breach notification that relate to data protection, security, privacy, and the use of information relating to individuals and/or the information rights of individuals, which may include, but may not be limited to the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta), the Personal Information Protection Act (British Columbia), the Act Respecting The Protection Of Personal Information In The Private Sector (Quebec), the Personal Health Information Protection Act (Ontario), the Personal Health Information Privacy and Access Act (New Brunswick), the Personal Health Information Act (Newfoundland and Labrador), the Personal Health Information Act (Nova Scotia), the EU General Data Protection Regulation 2016/679, the EU Data Protection Directive 95/46/EC, the EU Privacy and Electronic Communications Directive 2002/58/EC, any successor legislation to any of the foregoing, and regulations not preempted by HIPAA governing the privacy, security or confidentiality of “Personal Information” (or similar terms such as “Personally Identifiable Information,”, as defined by applicable state, provincial and federal Laws), medical records and other records generated in the course of providing or paying for health care services (collectively, the “Privacy Laws”); and (d) has conducted its business in material compliance with the Privacy Laws since such laws first became applicable to them.  The Company has executed current and valid “Business Associate Agreements” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (a) “covered entity” (as defined at 45 C.F.R. § 160.103) for whom the Company provides functions or activities that render the Company a “business associate” (as defined at 45 C.F.R. § 160.103)), and (b) “subcontractor” (as defined at 45 C.F.R. § 160.103) of the Company that is a business associate (pursuant to paragraph (3)(iii) of the definition of “business associate” at 45 C.F.R. § 160.103). The Company has not breached any such Business Associate Agreement and, to the Company’s Knowledge, no covered entity or subcontractor has materially breached any such Business Associate Agreement with the Company.  The Company has no Knowledge of any complaints to or investigations by the Office for Civil Rights with respect to HIPAA compliance by the Company or any of its subcontractors.  Neither the Company nor, to the Company’s Knowledge, any of its subcontractors has experienced any (a) breach of security, as defined by the Privacy Laws, with respect to Personal Information, (b) Breach of Unsecured Protected Health Information as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA, or (c) any Security Incident as “Security Incident” is defined by HIPAA, except, with respect to (c), for those Security Incidents which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Neither (x) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (y) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will result in any violation of any applicable Law or contractual obligations pertaining to the confidentiality or non-disclosure of Company Data and/or User Data. The Company has obtained the right to use User Data, including Protected Health Information, to improve the Company Software and/or the Company Solution. The Company has only exercised the aforementioned right in accordance with its contractual agreements.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER PARENT

Each of Purchaser and Purchaser Parent hereby represents and warrants to the Company, subject to the exceptions disclosed in the Disclosure Schedule, as follows:

5.01         Organization and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario with full power and authority to enter into this Agreement and perform its obligations hereunder. Purchaser Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.02         Authorization; No Breach; Valid and Binding Agreement.

(a)            Each of Purchaser and Purchaser Parent has the requisite corporate and other power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which Purchaser and Purchaser Parent is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or other action on the part of Purchaser and Purchaser Parent, as applicable, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)            The execution, delivery and performance of this Agreement by Purchaser and Purchaser Parent and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of the provisions of the certificate of incorporation or bylaws of Purchaser or Purchaser Parent.

(c)            The execution, delivery and performance of this Agreement and each other Transaction Document by Purchaser and Purchaser Parent and the consummation of the transactions contemplated hereby and thereby, (i) do not require any authorization, consent, approval, exemption or other action by or notice to any Person, court or other governmental body under the provisions of any material lease, contract or other agreement, permit, franchise, license or other instrument or undertaking to which the Purchaser or Purchaser Parent is a party or by which the Purchaser or Purchaser Parent or any of its respective assets is bound or affected, except for Form 8-K reports, and any other applicable filings or disclosure requirements with the SEC or pursuant to the Securities Act or NASDAQ rules and requirements required to be made by an Affiliate of Purchaser or Purchaser Parent, and (ii) do not result in a violation or contravention of any Law, statute, rule or regulation or order, judgment, decree, determination or award applicable to Purchaser or Purchaser Parent or any of its respective properties or assets.

(d)            Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Purchaser and Purchaser Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03         Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser or Purchaser Parent at law or in equity, or before or by any Governmental Authority, which would adversely affect Purchaser’s or Purchaser Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither Purchaser nor Purchaser Parent is subject to any outstanding judgment, order or decree of any court or governmental body.

5.04         Brokerage. Neither Purchaser nor Purchaser Parent has incurred, nor will either such party incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.05         Purchaser Parent Stock. The Purchaser Parent Stock is duly authorized and, when shares of Purchaser Parent Stock are issued to Sellers in accordance with the terms of this Agreement, such shares of Purchaser Parent Stock will be duly and validly issued, fully paid and nonassessable, fee and clear of all Liens. Assuming the accuracy of the representations of the Sellers in Section 3.10, the shares of Purchaser Parent Stock, when issued to the Sellers under this Agreement, will be issued in compliance with all applicable securities Laws, including the Securities Act. No Person has any preemptive rights or rights of first refusal by reason of or in connection with the issuance of the shares of Purchaser Parent Stock to Sellers pursuant to this Agreement. Except for restrictions provided under applicable securities Laws and the terms of this Agreement, there are, and will be, no restrictions on the sale or transferability of shares of Purchaser Parent Stock issued to Sellers.

5.06         Purchaser Parent Capitalization. Schedule 5.06 attached hereto sets forth the capitalization of the Purchaser Parent as of the Closing.

Article VI

COVENANTS

6.01         Access to Books and Records. From and after the Closing, Purchaser shall, and shall cause the Company to, provide the Seller Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Any such access shall be given in such a manner as to maintain the confidentiality of any confidential information, this Agreement and the transactions contemplated hereby and so as not to interfere unreasonably with the operation of each Party or any of its Affiliates. Unless otherwise consented to in writing by the Seller Representative, Purchaser shall not, and shall not permit the Company, until the expiration of the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof, to destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first giving reasonable prior notice to the Seller Representative and offering to surrender to the Seller Representative such books and records or any portion thereof which Purchaser or the Company may intend to destroy, alter or dispose of.

6.02         Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). Sellers acknowledge and agree that, from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.

6.03         Releases.

(a)            Each Seller, for itself, himself or herself, and its, his or her heirs, personal representatives, successors and assigns (collectively, the “Seller Releasors”), hereby (i) forever fully and irrevocably releases and discharges Purchaser, the Company and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Purchaser/Company Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing, which the Seller Releasors can, shall or may have against the Purchaser/Company Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, except only those specifically excluded below (collectively, the “Seller Released Claims”), and (ii) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action against any Purchaser/Company Released Party based upon any Seller Released Claim. Notwithstanding the preceding sentence of this Section 6.03(a), “Seller Released Claims” does not include, and the provisions of this Section 6.03(a) shall not release or otherwise diminish, (i) the covenants, liabilities, obligations of any Party set forth in or arising under any provisions of this Agreement or any Transaction Document, and (ii) if such Seller is an employee of any Purchaser/Company Released Party, any claims for the current year’s accrued but unpaid compensation.

(b)            The Company, for itself, and its successors and assigns (collectively, the “Company Releasors”), hereby (i) forever fully and irrevocably releases and discharges each Seller and each of his/her/its respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, heirs and other representatives (collectively, the “Seller Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing, which the Company Releasors can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, except only those specifically excluded below (collectively, the “Company Released Claims”), and (ii) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action against any Seller Released Party based upon any Company Released Claim. Notwithstanding the preceding sentence of this Section 6.03(b), “Company Released Claims” does not include, and the provisions of this Section 6.03(b) shall not release or otherwise diminish, the covenants, liabilities, obligations of any Seller set forth in or arising under any provisions of this Agreement or any Transaction Document.

6.04         Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the transactions contemplated hereby shall be issued by Sellers, Seller Representative and/or the Company, on the one hand, or Purchaser or Purchaser Parent, on the other hand, without the advance written consent of Purchaser (on behalf of itself and, post-Closing, the Company) and Seller Representative (on behalf of itself, Sellers, and, pre-Closing, the Company), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Parties shall be permitted to make disclosures concerning this Agreement to their accountants, attorneys and financial advisors, and Purchaser and its Affiliates shall be permitted to make disclosures concerning this Agreement and the transactions contemplated hereby: (a) to prospective investors, lenders and target companies in connection with financings and acquisitions that they are contemplating, provided, however, that such parties are subject to confidentiality restrictions materially equivalent to those between the Parties; and (b) to the extent required by the SEC, NASDAQ, and the Securities Act. In the event that a Party is required by applicable Law to make a release or announcement, such Party shall provide Purchaser or the Seller Representative, as the case may be, with a reasonable opportunity to review such release or announcement before such release or announcement is made.

6.05         Confidentiality. Each Seller agrees not to disclose or use any Confidential Information of Purchaser, Purchaser Parent, or the Company and the Company, Purchaser and Purchaser Parent agree not to disclose or use any Confidential Information of any Seller, except (a) each Party may disclose Confidential Information of another Party to its financial or legal advisors, provided that such advisors agree to keep such Confidential Information confidential in compliance with the terms of this Section 6.05, and (b) if and as long as a Seller is an employee of the Company after the Closing, then such Seller may use the Confidential Information of the Company in the ordinary course of his or her employment on behalf of the Company so long as such use is in compliance with all policies and agreements applicable to such Seller. If any Seller, the Company, Purchaser or Purchaser Parent are requested or required pursuant to written or oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information of the other Party(ies), then such Party will notify the other Party(ies) promptly of the request or requirement so that the other Party(ies) may seek an appropriate protective order or waive compliance with the provisions of this Section 6.05. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller, the Company, Purchaser or Purchaser Parent is, on the advice of counsel, compelled to disclose any Confidential Information of the other Party(ies) to any tribunal or else stand liable for contempt, then such Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its, his or her best efforts to obtain, at the request of the other Party(ies), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party(ies) shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Party in violation of this Section 6.05.

6.06         Restrictive Covenants.

(a)            During the Restricted Period, each Restricted Seller will not, and will not permit any of its Affiliates to, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage in the Business, a business that is substantially similar to the Business, or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), render services for or consult with any Person that is engaged in the Business, a business that is substantially similar to the Business, or in any activity that competes with the Business; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

(b)            During the Restricted Period, each Restricted Seller will not, and will not permit any of its Affiliates to, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (a) call upon, solicit or provide services to any customer of the Company with the intent of selling or attempting to sell any products or services similar to those offered by the Business, (b)  hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person employed by, or providing consulting services to, the Company (or any successor thereto), or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (c) in any way interfere with the relationship between the Company (or any successor thereto) and any employee, consultant, customer, supplier, licensee or other business relation (or any prospective employee, consultant, customer, supplier, licensee or other business relation) of the Company (or any successor thereto).

(c)            The Restricted Sellers acknowledge that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by the Restricted Sellers of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post a bond or other security).

(d)            The Restricted Sellers acknowledge that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser's entering into this Agreement and consummating the transactions contemplated by this Agreement. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Article VII

TAX MATTERS

7.01         Reserved.

7.02         Straddle Period Allocation. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, transactions or payroll of the Company (including, for the avoidance of doubt, any Taxes attributable to an income inclusion under Section 951(a) or Section 951A of the Code) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.03         Responsibility for Filing Tax Returns. Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company that are due after the Closing Date. Purchaser shall permit the Seller Representative to review and comment on such Tax Returns before filing and shall consider in good faith any comments or revisions reasonably requested by the Seller Representative.

7.04         Books and Records; Cooperation. Purchaser and the Seller Representative shall, and shall cause their respective representatives to use commercially reasonable efforts to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided, however, that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

7.05         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes, shall be paid by the Seller Representative (on behalf of Sellers) when due, and the Seller Representative (on behalf of Sellers) will, at its own expense, file all necessary Tax Returns and other documentation with respect to the Transfer Taxes.

7.06         Excessive Eligible Dividend Designation Election. If it is determined that the Company has made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act), the Seller Representative, Sellers and the Company hereby concurs in the making of an election under subsection 185.1(2) of the Tax Act in respect of such dividend, and such election shall be made by the Company (or any successor thereto) in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

7.07         Excessive Capital Dividend Election. If it is determined that the Company has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on shares of any class of its capital stock, and the full amount of such dividend exceeded the amount of the “capital dividend account” (as defined in the Tax Act) of the Company immediately before the dividend became payable, the Sellers hereby concur in the making of an election under subsection 184(3) of the Tax Act in respect of such dividend.

7.08         Required Disclosure. In the event that (a) any applicable Law in respect of Taxes promulgated by any Canadian Governmental Authority comes into effect following the Closing that may require disclosures to be made with the Canada Revenue Agency with respect to the transactions set out in this Agreement (“New Tax Legislation”) and (b) any party to this Agreement determines that it or its Affiliates is required to make a disclosure filing in respect of any transaction set out in this Agreement pursuant to the New Tax Legislation, the applicable party (the “Notifying Party”) agrees to promptly, and in any event within 20 days prior to any applicable filing deadline under the New Tax Legislation, (i) notify all other parties of such determination and (ii) provide the other parties with supporting analysis or information, including a draft of the applicable disclosure filing, so that the other parties may assess and determine the applicability of such New Tax Legislation to the transactions set out in this Agreement. In the event any other party determines that it or any of its Affiliates is required to make a disclosure filing in respect of the transactions set out in this Agreement pursuant to New Tax Legislation, such other party shall fully cooperate with the Notifying Party in connection with the preparation of a draft of the applicable disclosure filing and the Notifying Party shall be given the opportunity to review, comment upon and suggest changes or corrections to the draft of the applicable disclosure filing, it being understood that such other party shall consider in good faith all reasonable changes or corrections to the draft of the applicable disclosure with a view to ensuring that the other party’s applicable disclosure filing is consistent with the Notifying Party’s applicable disclosure filing. Neither party shall make any filings under any New Tax Legislation without first complying with the provisions of this Section.

7.09         Tax Contests.

(a)            Purchaser or the Seller Representative, as the case may be, shall notify the other Party within twenty (20) Business Days after receipt by such Party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment, redetermination or proceedings relating to Taxes (“Tax Contest”) for which such other Party or its Affiliates may reasonably be expected to be responsible under this Agreement, provided, that the failure to deliver any such notice promptly will not relieve the other Party of their obligations under this Agreement, except to the extent such Party is materially prejudiced as a result thereof.

(b)            At its election, the Seller Representative shall control any Tax Contests related to Taxes with respect to a Pre-Closing Tax Period (other than Straddle Periods). The Seller Representative shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any such Tax Contest. The Seller Representative shall, in good faith, allow Purchaser to make comments to the Seller Representative regarding the conduct of or positions taken in any such proceeding. Purchaser shall be entitled to fully participate in any such Tax Contest. Purchaser shall have the right to consent to any settlement with respect to (or abandonment of) any such Tax Contest (provided such consent shall not be unreasonably withheld, conditioned or delayed). In the case that Purchaser controls such Tax Contest because the Seller Representative conceded right to control such Tax Contest, Purchaser shall keep the Seller Representative fully and timely informed with respect to the commencement, status and nature of any such Tax Contest. Purchaser shall, in good faith, allow the Seller Representative to make comments to Purchaser regarding the conduct of or positions taken in any such proceeding. The Seller Representative shall be entitled to fully participate in any such Tax Contest. Purchaser (or an Affiliate thereof) shall control in good faith any other Tax Contest solely related to Taxes of the Company. In the case of a Tax Contest in respect of a Straddle Period, the Purchaser shall keep the Seller Representative fully and timely informed with respect to the commencement, status and nature of any such Tax Contest. Purchaser shall, in good faith, allow the Seller Representative to make comments to Purchaser regarding the conduct of or positions taken in any such proceeding. The Seller Representative shall be entitled to participate fully in any such Tax Contest. Purchaser shall not settle such Tax Contest without the Seller Representative ’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c)            To the extent of any inconsistencies between any provision of this Section 7.09 and Article VIII in a matter principally involving Taxes, the provisions of this Section 7.09 shall control.

7.10         Post-Closing Amendments and Elections. Except as required by Law or a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Tax Law), without the prior written consent of the Seller Representative (not to be unreasonably withheld, delayed or conditioned), Purchaser shall not, and shall not permit or cause the Company, or any Affiliate of Purchaser or the Company, to (i) amend (or cause to be amended) or otherwise modify (or cause to be otherwise modified) any Tax Returns of the Company with respect to any Pre-Closing Tax Period; (ii) file any Tax Return of the Company for any Pre-Closing Tax Period in a jurisdiction in which the Company did not previously file a Tax Return (to the extent such filing(s) could increase the Sellers’ and/or the Company’s Tax liability for any Pre-Closing Tax Period); (iii) make or change any Tax election with respect to the Company that has retroactive effect to any Pre-Closing Tax Period; (iv) agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company for any Pre-Closing Tax Period (to the extent such extension or waiver could increase the Sellers’ and/or the Company’s Tax liability for any Pre-Closing Tax Period); or (v) enter into or file any voluntary Tax disclosure, amnesty or similar filing or agreement with respect to any Taxes attributable to any Pre-Closing Tax Period.

7.11         Tax Elections. Notwithstanding anything to the contrary in Section 7.10 or any other provisions in this Agreement, Purchaser or Purchaser Parent, whichever is applicable, shall be entitled to make, or cause to be made, at Purchaser’s sole discretion, an election under Section 338(g) of the Code (or any comparable election under state, local or foreign Law) with respect to the Merger. In the event Purchaser or Purchaser Parent makes an election under Section 338(g) of the Code, the Seller Representative shall, and shall cause its respective representatives to use commercially reasonable efforts to (i) provide Purchaser and Purchaser Parent with such assistance as may be reasonably requested in connection with the preparation of all filing and other requirements necessary to effectuate the election under Section 338(g) of the Code pursuant to this Section 7.11; and (ii) cooperate with Purchaser and Purchaser Parent in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the election, including the exchange of information and preparation of an allocation of the Consideration plus any additional amounts treated as consideration for Sellers’ Company Shares for U.S. federal income tax purposes among assets of the Company pursuant to Sections 1060 and 338 of the Code and the regulations thereunder.

7.12         Tax Refunds. Any cash refunds or credits in lieu of a cash refund to Taxes paid by the Company for any taxable period ending on or before the Closing Date that are received by Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company or Affiliates thereof) shall be for the account of Seller as finally determined (excluding any refund or credit attributable to any taxable period beginning after the Closing Date applied to the relevant taxable period ending on or before the Closing Date (e.g., as a carryback). Purchaser shall pay over to Seller, as additional purchase price for the Company Shares, any such refund received in cash or the amount of any such credit within 15 days after entitlement thereto, in each case, net of any Taxes and reasonable out-of-pocket expenses incurred in connection with such refund or credit. Notwithstanding anything in this Agreement to the contrary, in the event that any such refund or credit is subsequently determined by any Governmental Authority to be less than the amount paid by Purchaser to Sellers, Sellers shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refund or credit owed to a Governmental Authority) to Purchaser.

Article VIII

INDEMNIFICATION

8.01         Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. The representations and warranties contained in Article III, Article IV and Article V of this Agreement shall terminate on the date that is 18 months after the Closing Date (the “Survival Period Termination Date”); provided, however, that the representations and warranties contained in Section 3.01 (Authorization of Transaction; Organization and Status of Sellers), Section 3.02 (Non-Contravention), Section 3.03 (Brokerage), Section 3.04 (Company Shares), Section 4.01 (Organization and Corporate Power of Company), Section 4.02 (Subsidiaries), Section 4.03 (Authorization; No Breach; Valid and Binding Agreement), Section 4.04 (Capital Stock), Section 4.18 (Brokerage), Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization; No Breach; Valid and Binding Agreement), Section 5.04 (Brokerage) and Section 5.05 (Purchaser Parent Stock) shall survive indefinitely (collectively, the “Fundamental Representations”); provided further, that the representations and warranties contained in Section 3.07 (Residency), Section 4.08 (Tax Matters) and Section 4.12 (Employee Benefit Plans) shall survive until the date that is 60 days after the expiration of the respective applicable statute of limitations for such item (collectively, the “Tax Representations”); provided further that the representations and warranties contained in Section 4.24 (Health Care Regulatory Compliance) and Section 4.25 (HIPAA and Privacy Laws) shall survive until the date that is 24 months after the Closing Date (collectively, the “Additional Representations”); provided further that the representations and warranties contained in Section 4.10 (Intellectual Property) shall survive until the date that is 36 months after the Closing Date (the “IP Representations”). The agreements and covenants set forth in this Agreement shall survive in accordance with their respective terms, and if no specific term is specified, shall survive the expiration of the respective applicable statute of limitations for such item. For the avoidance of doubt, claims related to Spreadsheet Losses, Pre-Closing Stock Transactions, Convertible Securities Matters, and Pre-Closing Tax Matters (each as described in Section 8.02 below) shall survive indefinitely. No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of the applicable survival period. In the event, however, that notice of any claim for indemnification for breach of a representation, warranty, covenant or agreement is given to the other party in accordance with Section 8.05 within the applicable survival period, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

8.02         Indemnification from Sellers for the Benefit of Purchaser.

(a)            From and after the Closing, Sellers shall jointly and severally, subject to the limitations set forth in Sections 8.02(c) and (d), indemnify Purchaser and its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse Purchaser Indemnified Parties as and when incurred for any and all claims, obligations, losses, fines, penalties, damages, liabilities, judgments, Taxes, settlements, costs, expenses, interests or awards (whether or not arising out of third party claims) (including reasonable attorneys’ fees, expert witness fees, disbursements and the cost of investigation, defense, settlement and litigation) (collectively “Losses”) incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of (i) the breach or inaccuracy of any representation or warranty made by the Company in this Agreement (including all schedules hereto), any Transaction Document or in any certificate or other instrument delivered by the Company or Seller Representative hereunder; (ii) the breach or violation of, or failure to perform, any covenant or agreement of the Company or Seller Representative contained in this Agreement, any Transaction Document or in any certificate or other instruments delivered by the Company or Seller Representative pursuant to this Agreement; (iii) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Spreadsheet (other than due to the error of Purchaser) (collectively, “Spreadsheet Losses”); (iv) the sale, issuance, grant, award, purchase, transfer or cancellation of any of the Company Shares prior to the Closing Date (collectively, “Pre-Closing Stock Transactions”); (v) any claims made against the Company, Purchaser, Purchaser Parent, or any of their Affiliates by a holder of a convertible note, or any other securities exchangeable for or convertible into Company Shares, issued by the Company prior to Closing (“Convertible Securities Matters”); and (vi) (A) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (C) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date and (D) any and all Taxes of Purchaser as a result of any current or accumulated earnings and profits of the Company under Section 951(a) or Section 951A of the Code to the extent such earnings and profits are attributable to any Pre-Closing Tax Period (collectively, “Pre-Closing Tax Matters”). Except as otherwise expressly set forth herein, any indemnification, reimbursement or other payment to be made by Sellers pursuant to this Section 8.02(a) shall be paid first, in whole or in part, at Purchaser’s sole election, from the Spindle RNAP Revenue Share, then by withholding Earn-Out Shares as earned pursuant to Section 1.06 (using the Volume Weighted Average Price for the Purchaser Parent Stock for the five trading days prior to the date that the Losses were finally determined pursuant to this Article VIII), and then directly by Sellers, in accordance with Section 9.02(d), in cash; provided, however, that, if any Spindle RNAP Revenue Share or Earn-Out Shares have been earned, but not yet paid or issued, at the time of any indemnification reimbursement, then Purchaser shall be obligated to be first paid from such earned, but not yet paid or issued, Spindle RNAP Revenue Share or Earn-Out Shares pursuant to the foregoing. Notwithstanding any contrary provision of this Agreement, any indemnification obligation of a Seller pursuant to this Section 8.02(a) with respect to Convertible Securities Matters related to the $20,000 Convertible Loan Note, dated January 23, 2020, issued to Joseph Turner (the “Turner Note,” and such indemnification obligation, a “Turner Note Claim”), shall be paid solely and exclusively (x) first, from the Holdback Amount, (y) second, from such Seller’s Common Share Percentage of the Spindle RNAP Revenue Share, and (z) third, by withholding such Seller’s Common Share Percentage of Earn-Out Shares as earned pursuant to Section 1.06 (using the Volume Weighted Average Price for the Purchaser Parent Stock for the five trading days prior to the date that the Losses were finally determined pursuant to this Article VIII)

(b)            From and after the Closing, each Seller shall severally, subject to the limitations set forth in Sections 8.02(c) and (d), indemnify Purchaser Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse Purchaser Indemnified Parties as and when incurred for any and all Losses incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of (i) the breach or inaccuracy of any representation or warranty made by such Seller in this Agreement (including all schedules hereto), any Transaction Document or in any certificate or other instrument delivered by such Seller hereunder; or (ii) the breach or violation of, or failure to perform, any covenant or agreement of such Seller contained in this Agreement, any Transaction Document or in any certificate or other instruments delivered by such Seller pursuant to this Agreement. Except as otherwise expressly set forth herein, any indemnification, reimbursement or other payment to be made by a Seller pursuant to this Section 8.02(b) shall be paid first, in whole or in part, at Purchaser’s sole election, from such Seller’s Common Share Percentage of the Spindle RNAP Revenue Share, then by withholding such Seller’s Common Share Percentage of Earn-Out Shares as earned pursuant to Section 1.06 (using the Volume Weighted Average Price for the Purchaser Parent Stock for the five trading days prior to the date that the Losses were finally determined pursuant to this Article VIII), and then directly by such Seller, in accordance with Section 8.02(d), in cash; provided, however, that, if any Spindle RNAP Revenue Share or Earn-Out Shares have been earned, but not yet paid or issued, at the time of any indemnification reimbursement, then Purchaser shall be obligated to be first paid from such Seller’s Common Share Percentage of such earned, but not yet paid or issued, Spindle RNAP Revenue Share or Earn-Out Shares pursuant to the foregoing.

(c)            Except as provided below, Purchaser Indemnified Parties shall not be entitled to receive any indemnification payments with respect to any breach of a representation or warranty under Section 8.02(a)(i) or Section 8.02(b)(i) (i) for any individual item or series of related items based on a similar set of operative facts, where the Loss relating thereto is less than $10,000 (the “De Minimis Claim Threshold”) or (ii) in respect of any individual item where the Loss relating thereto is equal to or greater than the De Minimis Claim Threshold, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $25,000 (the “Threshold”); provided, that (x) in the event the De Minimis Claim Threshold is met, the full amount of Losses relating to such item or series of related items (including the De Minimis Claim Threshold), including and from the first dollar thereof, shall be included in the calculation of the Threshold, and (y) in the event the Threshold is met, Purchaser Indemnified Parties shall be entitled to indemnification for the amount of all claims in excess of the Threshold. Notwithstanding the foregoing, neither the De Minimis Claim Threshold nor the Threshold shall apply to Losses arising as a result of (A) any fraud or intentional misrepresentation by any Seller, the Company, or Seller Representative, (B) any breach or inaccuracy of any Fundamental Representation, Tax Representation, Additional Representation, or IP Representation by any Seller or the Company, (C) any nonfulfillment or breach of any covenant or agreement by any Seller, the Company or Seller Representative in this Agreement, (D) Spreadsheet Losses, (E) Pre-Closing Stock Transactions, (F) Convertible Securities Matters, or (G) Pre-Closing Tax Matters.

(d)            The aggregate amount of payments to which Purchaser Indemnified Parties shall be entitled in satisfaction of claims for Losses under Sections 8.02(a) and 8.02(b) shall in no event exceed, in the aggregate, $1,500,000 (the “Cap”); provided, however, that (i) the Cap shall not apply to Losses arising as a result of (i) any fraud or intentional misrepresentation by any Seller, the Company, or Seller Representative, (ii) any breach or inaccuracy of any Fundamental Representation, Tax Representation, Additional Representation, or IP Representation by any Seller or the Company, (iii) any nonfulfillment or breach of any covenant or agreement by any Seller, the Company or Seller Representative in this Agreement, (iv) Spreadsheet Losses, (v) Pre-Closing Stock Transactions, (vi) Convertible Securities Matters, or (vii) Pre-Closing Tax Matters, and (ii) each Seller’s liability for Losses under Sections 8.02(a) and 8.02(b) that are subject to the Cap shall not exceed, in the aggregate, such Seller’s Common Share Percentage of the Cap.

(e)            All payments made pursuant to this Article VIII shall be treated by the Parties as an adjustment to the proceeds received by Sellers pursuant to 1.08 hereof for all U.S. federal, state and local income and non-U.S. Tax purposes. Each of the Parties shall file all Tax Returns in a manner consistent with the foregoing.

8.03         Indemnification by Purchaser for the Benefit of Sellers and Seller Representative.

(a)            Purchaser and Purchaser Parent shall jointly and severally indemnify Sellers and Seller Representative and their Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses incurred or suffered by any such Seller Indemnified Party relating to or arising out of: (i) any breach or inaccuracy of any representation or warranty made by Purchaser or Purchaser Parent in this Agreement (including all schedules hereto), any Transaction Document or in any certificate or other instrument delivered by Purchaser or Purchaser Parent hereunder; and (ii) the breach or violation of, or failure to perform, any covenant or agreement of Purchaser or Purchaser Parent contained in this Agreement, any Transaction Document or in any certificate or other instruments delivered by Purchaser or Purchaser Parent pursuant to this Agreement. Any indemnification of Sellers pursuant to this Section 8.03 shall be effected by wire transfer of immediately available funds to an account designated by Seller Representative for the benefit of Sellers, to be subsequently distributed to Sellers according to their Common Share Percentage, within five Business Days after the final determination thereof.

(b)            No claims by the Seller Indemnified Parties shall be so asserted (i) for any individual item or series of related items based on a similar set of operative facts, where the Loss relating thereto is less than the De Minimis Claim Threshold or (ii) in respect of any individual item where the Loss relating thereto is equal to or greater than the De Minimis Claim Threshold, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Threshold; provided, that (x) in the event De Minimis Claim Threshold is met, the full amount of Losses relating to such item or series of related items (including the De Minimis Claim Threshold), including and from the first dollar thereof, shall be included in the calculation of Threshold, and (y) in the event Threshold is met, the Seller Indemnified Parties shall be entitled to indemnification for the full amount of all claims in excess of the Threshold. Notwithstanding the foregoing, neither De Minimis Claim Threshold nor Threshold shall apply to Losses arising as a result of (A) any fraud or intentional misrepresentation by Purchaser or Purchaser Parent, (B) any breach or inaccuracy of any Fundamental Representation by Purchaser or Purchaser Parent or (C) any nonfulfillment or breach of any covenant or agreement by Purchaser or Purchaser Parent.

(c)            The aggregate amount of payments to which the Seller Indemnified Parties shall be entitled in satisfaction of claims for Losses under Sections 8.03(a) shall in no event exceed the Cap; provided, however, that the Cap shall not apply to Losses arising as a result of (i) any fraud or intentional misrepresentation by Purchaser or Purchaser Parent, (ii) any breach or inaccuracy of any Fundamental Representation or (iii) any nonfulfillment or breach of any covenant or agreement by Purchaser or Purchaser Parent contained in this Agreement, any Transaction Document or any certificate or other instrument delivered pursuant to this Agreement.

8.04         Additional Provisions.

(a)            Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(b)            For the purposes of this Article VIII only, for purposes of determining whether there has been any breach, inaccuracy or failure of any representation, warranty, covenant or agreement made by Sellers, the Company or Seller Representative in this Agreement and when calculating the amount of Losses suffered by a Purchaser Indemnified Party as a result of any such breach, inaccuracy or failure of any representation, warranty, covenant or agreement made by Sellers, the Company or Seller Representative in this Agreement that is qualified or limited in scope as to materiality or Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

8.05         Defense of Third Party Claims. Any Person making a claim for indemnification under Section 8.02or Section 8.03(an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any such Action against it (if by a third party) or becoming aware of the facts giving rise to such claim, describing the claim, the amount thereof (if known and quantifiable, or if not known and quantifiable, a good faith and reasonable estimate thereof) and the basis thereof. The Parties agree that any notice of a claim for indemnification to Sellers as the indemnifying party shall be directed solely to the Seller Representative on behalf of Sellers. Any Indemnitor shall be entitled to assume the defense of any Action by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (it being understood that the fees and expenses of such separate counsel shall be borne by the Indemnitee). In the event that the Indemnitor elects not to undertake such defense, or within a reasonable time after notice of any such claim from the other Party shall fail to defend, the Indemnitee (upon notice to the Indemnitor) shall have the right to undertake the defense by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor (who shall be solely responsible for paying the cost of such counsel and defense). The Indemnitor and Indemnitee shall obtain the other’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. Whether or not the Seller Representative shall have assumed the defense of a claim hereunder, neither Purchaser nor any of its Affiliates shall settle, compromise or discharge, any claim hereunder without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed) if, pursuant to or as a result of such settlement, compromise or discharge, injunctive or other equitable relief will be imposed against any of Sellers or the Seller Representative, or other equitable relief will be imposed against any such parties or if the settlement does not expressly and unconditionally release such parties from all liabilities and obligations with respect to such claim. The Seller Representative, on behalf of Sellers, shall act on behalf of all Indemnitors in the case of all third party claims with respect to which Purchaser is seeking indemnification from Sellers under Section 8.02.

8.06         Determination of Loss Amount.

(a)            Except in the case of (i) fraud, intentional or willful breach of this Agreement, (ii) any breach or inaccuracy of any Fundamental Representation by Sellers, the Company, Purchaser or Purchaser Parent, or (iii) any breach by Purchaser, Purchaser Parent, or the Company, or any Affiliates of the foregoing, of Section 1.07(c), an indemnifying person shall not be responsible or liable for Losses or other amounts under this Article VIII that are consequential, incidental, indirect (including loss of future revenue, income or profits or loss of business reputation or opportunity), special, exemplary or punitive (except for fines and penalties and indemnification claims to be paid to a third party (whether or not involving third party claims)).

(b)            The Parties agree and acknowledge that, except in the case of fraud or intentional or willful breach of this Agreement, the rights to indemnification provided for in this Article VIII shall be the sole and exclusive remedy (regardless of the theory or cause of action pled) for monetary damages of Sellers on the one hand, or Purchaser or Purchaser Parent, on the other hand, as the case may be, after the Closing for and with respect to any breach of or inaccuracy in any representation or warranty of a Party and for any failure by the other party to perform and comply with any covenants and agreements contained in this Agreement, and each Party to this Agreement hereby waives to the fullest extent permitted by law, any other rights or remedies that may arise under any applicable law in connection therewith; provided, however, that nothing herein will limit in any way any Party’s rights hereunder or otherwise, to specific performance, injunctive relief or other non-monetary equitable relief.

(c)            Sellers shall not have any claim for contribution from or against the Company as a result of any indemnification or other payments made by Sellers to any of Purchaser Indemnified Parties pursuant to this Agreement.

(d)            Upon making an indemnity payment pursuant to this Agreement, the Indemnitor will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnitor and Indemnitee will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(e)            Each Indemnitor’s liability pursuant to this Article VIII in respect of any Losses shall be reduced by an amount equal to any insurance proceeds actually recovered by the applicable Indemnitee for such Losses less the amounts paid or to be paid by the applicable Indemnitee for (i) the cost and expense of pursuing such insurance recovery, (ii) any deductible associated therewith, and (iii) the amount of any and all retro-premium obligations and any and all actual premium increases resulting from such recovery. Each Indemnitee shall use commercially reasonable efforts to obtain, receive, or realize such insurance proceeds.

Article IX

DEFINITIONS

9.01         Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounts Receivable” means the accounts receivable, and any other accounts, notes and other receivables of the Company, determined in accordance with GAAP.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Applicable Area” means (a) North America, but if such area is determined by judicial action to be too broad, then it means (c) any country in which the Company was engaged in the Business prior to the Closing Date.

“Business” means the business of (a) developing and/or commercializing technologies and/or methods for the production of RNA, and (b) providing any other products or services that the Company provided, or actively considered providing, at any time during the 12 months prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Toronto, Ontario or New York, New York are authorized or obligated by Law or executive order to close.

“Cash Payment” means $625,000 less the Closing Indebtedness Amount, less the Company Transaction Expenses.

“CASL” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada).

“CEWS” means the Canada Emergency Wage Subsidy, promulgated under Bill C-14 and assented to on April 11, 2020, as amended, and any other COVID-19 related direct or indirect wage subsidy offered by a Canadian federal, provincial, or local Governmental Authority.

“Closing Indebtedness Amount” means the aggregate amount of all unpaid Indebtedness of the Company as of Closing as reported by the Company using the Accounting Methods.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commercially reasonable efforts” means, except as otherwise provided in Section 1.06(e), the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any unreasonable fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

“Common Share Percentage” means, with respect to each Seller, a fraction, the numerator of which is the number of Company Shares owned by such Seller, and the denominator of which is the sum of the number of Company Shares issued and outstanding immediately prior to the Closing. The Common Share Percentage of each Seller is reflected on Schedule 1.1.

“Company’s Knowledge” or words of similar effect means, unless otherwise expressly provided in this Agreement, (a) the actual knowledge of Lai Him Chung and Nathaniel Brinn (“Actual Knowledge”), and (b) the knowledge that said persons would reasonably be expected to obtain after reasonable inquiry by such persons. For avoidance of doubt, none of such persons would reasonably be expected to obtain any legal opinion, counsel or advice regarding the applicability of any laws of any jurisdictions other than Canada, or the Company’s compliance with the same.

“Company Data” means all data or information owned or purported to be owned by a Company Party.

“Company Software” means all Software owned or purported to be owned by, or licensed exclusively or purported to be licensed exclusively to, the Company.

“Company Solution” means all Software, products and services from which the Company is currently deriving or planning to derive revenue, including from the sale, distribution, license, maintenance, subscription, software as a service, support or provision thereof.

“Company Transaction Expenses” shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation incurred by Company that remains outstanding immediately prior to the Closing and that (i) relates directly or indirectly to (A) the proposed disposition of all or a portion of the business of Company, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Company, (B) the investigation and review conducted by Purchaser and its representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of the Company, with respect to the business of Company (and the furnishing of information to Purchaser and its representatives and such other prospective purchasers and their representatives in connection with such investigation and review), (C) the negotiation, preparation, review, execution, delivery or performance of this Agreement (including the Disclosure Schedules), or any exhibit, certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (D) the obtaining of any consent required to be obtained in connection with any of the transactions contemplated hereby, or (E) the consummation of the transactions contemplated by this Agreement; or (ii) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by this Agreement.

“Confidential Information” means any information concerning the business or personal affairs of a Seller, the Company, Purchaser, or Purchaser Parent which is of a personal or proprietary nature and which is not already generally available to the public.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and any other agreement, commitment or legally binding arrangement, whether written or oral.

“Control” or “Controlled” means, with respect to any (a) material or item of Information or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party the right, access or a license as provided herein under such item or right without giving rise to any violation of the terms of any agreement or other binding arrangement with any third party existing at the time such right, license, or access first comes into effect or use hereunder.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Data Security Requirements” means, collectively, to the extent relating to the Company Data and User Data, each of the Company’s own rules, policies, and procedures, all Privacy Laws, and the confidentiality requirements contained in the agreements to which the Company is a party.

“Employment Agreements” means (a) that certain employment agreement to be entered into as of the date hereof by and between Lai Him Chung and the Purchaser Parent, and (b) that certain employment agreement to be entered into as of the date hereof by and between Lai Him Chung and BlueBack Global-Services (Canada) LTD.

“Environmental, Health and Safety Requirements” means all applicable Laws concerning occupational health and safety, pollution or protection of the environment as enacted and in effect on or prior to the Closing Date, including all such Laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste.

“Estimated Cash Payment” means $625,000 less the Estimated Closing Indebtedness Amount, less the Estimated Company Transaction Expenses.

“Export Approvals” shall mean export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad.

“Final Cash Payment Amount” means $625,000, minus the Final Closing Indebtedness Amount, minus the Final Company Transaction Expenses Amount.

“Final Closing Indebtedness Amount” shall mean the Closing Indebtedness Amount set forth in the Final Closing Statement, provided, however, that if the Closing Indebtedness Amount is disputed, it shall mean the Closing Indebtedness Amount as finally determined pursuant to the procedures in Section 1.05(a).

“Final Company Transaction Expenses” shall mean the Company Transaction Expenses set forth in the Final Closing Statement, provided, however, that if the Company Transaction Expenses is disputed, it shall mean the Company Transaction Expenses as finally determined pursuant to the procedures in Section 1.05(a).

“GAAP” means Canadian Accounting Standards for Private Enterprises as set out in the CPA Canada Handbook (Part II) published by the Chartered Professional Accountants of Canada, and in the absence of a specific recommendation for private enterprises contained in the Handbook of CPA Canada, such accounting principles for private enterprises as are generally accepted in practice in Canada, and applicable as at the date on which a calculation is made or an action is taken.

“Governmental Authority” means any government or political subdivision, whether federal, state, provincial, territorial, local, foreign or supranational, or any agency, authority, official or instrumentality, or supranational court, tribunal or arbitrator.

“Health Care Regulatory Laws” shall mean any Law relating to healthcare or pharmaceutical product or ingredient manufacturing, importation, exportation, sales, advertising, and formulation, including, without limitation the following, (i) those relating to Medicare, Medicaid or provincial and territorial health care insurance plans and programs, including all information and formal guidance and codes of conduct issued by Governmental Authorities related thereto, (ii), the Federal Food, Drug and Cosmetic Act of 1938, as amended, and all informal and formal guidance issued by the U.S. Food and Drug Administration (“FDA”) pursuant thereto (the “FDCA”), (iii) the Food and Drugs Act (Canada), the regulations promulgated thereunder, and all information and formal guidance issued by Health Canada related thereto, (iv) HIPAA, and all federal and state Laws concerning privacy, security or confidentiality of “Personal Information” (or similar terms such as “Personally Identifiable Information”, as defined by applicable state and federal Laws), medical records and/or other records generated in the course of providing or paying for health care services, patient confidentiality and informed consent, and the regulations promulgated thereunder, including all applicable Privacy Laws, (v) the Anti-Kickback Law (42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952) and any equivalent or similar Canadian provincial and territorial Laws applicable to health professionals, (vi) the Civil Monetary Penalties Act (including those aspects pertaining to beneficiary inducements) (42 U.S.C. § 1320a-7a, and the regulations promulgated pursuant to such statutes), (vii) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (viii) the federal physician self-referral prohibition (42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq.), (ix) the False Claims Act (31 U.S.C. § 3729 et seq.) and the Public Servants Disclosure Protection Act (Canada), (x) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (xi) applicable state, provincial and territorial Laws relating to health care fraud and abuse and financial relationships between referral sources and referral recipients; (xii) other federal, provincial, territorial or state Laws relating to billing or claims for reimbursement submitted to any third-party payor, (xiii) the Controlled Substances Act and the Controlled Drugs and Substances Act (Canada), each as amended, (ix) the Public Health Service Act and the Quarantine Act (Canada), (xv) the federal Controlled Substances Act (21 U.S.C. §801), as well as federal, provincial, territorial, and state Laws related to the wholesale distribution of products, including without limitation the Prescription Drug Marketing Act (21 U.S.C. §353 and the regulations promulgated thereunder), (xvi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder, (xvii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (xviii) requirements of all applicable state, federal, provincial and territorial Laws, regulatory bodies, or quasi-governmental accrediting bodies, (xix) federal, state, provincial, territorial and local Laws regulating the ownership, operation or licensure of a health care business, or assets used in connection therewith, (xx) federal, state, provincial, territorial and local Laws relating to the provision of management or administrative services in connection with health care professions, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of operations and authority, (xxi) the Criminal Code (Canada), (xxii) the Canada Health Act (Canada), and (xxiii) the Competition Act (Canada) as it relates to marketing and advertising of Products.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, including the Transaction Cost Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164.

“Holdback Amount” means $40,000.

“Indebtedness” means, without duplication, all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (a) all indebtedness of the Company for money borrowed from a lender; (b) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien or mortgage; (e) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (f) any liability of such Person in respect of banker’s acceptances or letters of credit; (g) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (h) guarantees securing indebtedness for borrowed money; (i) all deferred compensation obligations, including (1) all payment obligations under any non-qualified deferred compensation plan of the Company and (2) any underfunded pension or post-retirement liabilities of the Company; (j) any obligations under any interest rate swap agreements; (k) accrued bonus pool liabilities; (l) all obligations with respect to the net current Tax liabilities of the Company that are allocable to any Pre-Closing Tax Period, including any deferred Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Authority, and (m) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties) on any instruments or obligations described in clauses (a) through (l) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections of any type that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether owned or held for use under license, whether registered or unregistered, including such right in and to any and all : (a) patents, patent applications and statutory invention registrations, including continuations, continuations-in-part, divisionals, provisionals, non-provisionals, reexaminations, reissues renewals, substitutions, any counterparts claiming priority therefrom, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights and extensions thereof or analogous rights, other patent rights and any other Governmental Authority issued indicia of invention ownership (“Patents”); (b) trademarks, service marks, trade names, certification marks, brand names, trade dress, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof (“Trademarks”); (c) copyrights, whether registered or unregistered, writings or other works of authorship, database rights, and registrations and applications for registration thereof (“Copyrights”); (d) trade secrets, information, business, technical and know-how information, business processes, non-public information, proprietary information, including confidential information and proprietary know-how, and rights to limit the use or disclosure thereof by any Person; (e) domain names, uniform resource locators, and internet addresses, web pages, websites and related content; (f) moral rights; (g) shop rights; (h) inventions (whether patentable or unpatentable), invention disclosures, industrial design rights, industrial models and utility models; (i) proprietary discoveries, ideas, developments, data, technical, business and other information, including methodology, processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, market studies, manufacturing or marketing information, advertising and promotional materials (whether or not copyrightable), blueprints, drawings, chemical compositions, market research, specifications and methods of manufacture; (j) mask works and other semiconductor chip rights and registrations thereof; (k) computer programs and Software including source code, object code, data and databases, application programming interfaces, and other software-related specifications, software documentation, and any user documentation, libraries, data and other information related to such computer programs and Software; (l) the right and power to assert, defend and recover title to any of the foregoing; (m) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use of other violation of any of the foregoing; and (n) all rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing; in each case, including any registrations of, and applications to register, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Key Data Assets” means (a) User Data, and (c) all other data and information (including Personal Data, Protected Health Information (as defined in HIPAA), de-identified or anonymized information, and aggregate information) that (i) is collected, generated and/or stored by the Company, (ii) was or is used in development, deployment or operation of any Company Software or Company Solution (including aggregate data sets upon which algorithms within any Company Software or Company Solution rely or are based), or (iii) are otherwise material to the provision of any Company Software, Company Solution or operation of the Company’s business.

“Knowledge” means, in the case of a Seller, the actual knowledge of such individual, without inquiry.

“Law” means any law, rule, statute, code, ordinance, regulation, judgment, injunction, order, decree, sub-regulatory guidance or other restriction or requirement of any court or Governmental Authority.

“Liens” means any mortgage, lien, hypothec, option, encumbrance, assignment, restriction, pledge, claim, security interest, hypothecation, adverse claim, easement, encroachment, right of way, burden, title defect, title retention agreement, voting trust agreement, right of first refusal, preemptive right, put, call, restriction on transfer, charge or other encumbrance, restriction or limitation.

“Loss Contracts” means any contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in negative profit, defined as revenue being less than direct and allocable costs on the contract.

“Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, properties, prospects, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: any adverse change or effect attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company participates, the Canadian economy as a whole or the capital markets in general or the markets in which the Company operates (so long as the foregoing do not disproportionally affect the Company); (iii) compliance with the terms of, or the taking of any action required by, this Agreement or any related action; (iv) any change in applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws; (vi) any change in GAAP or other accounting requirements or principles or any change in related Laws, rules or regulations or the interpretation thereof; (vii) any matter set forth in the Disclosure Schedules to this Agreement; (viii) natural disasters, epidemics or pandemics or (ix)  the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism.

“Open Source Materials” means all Software, documentation or other material that is distributed as “free software,” “open source software” or under any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third-parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Parties” means the Company, Purchaser, Purchaser Parent, Sellers and the Seller Representative.

“Patents” means: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; (c) any other patent application claiming priority to any of the foregoing anywhere in the world; and (d) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which adequate reserves have been taken in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s businesses; and (v) public roads and highways.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

“Personal Data” means a natural Person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number, driver’s license number, heath card information, passport number, or customer or account number, or any other piece of information that alone or together with other information allows the identification of a natural Person.

“Product” means: (a) the Spindle RNAP; (b) any Spindle RNAP Derivative Product; (c) any product that combines linearDNA and the Spindle RNAP; (d) any product that combines linearDNA and a Spindle RNAP Derivative Product; or (e) any RNA product or derivative of any RNA product (such as protein synthesis using Spindle RNAP) produced by Purchaser Parent, the Purchaser, the Company, or any Affiliates of the foregoing, using Spindle RNAP or any Spindle RNAP Derivative Product.

“Programs” shall mean each government sponsored health care program (including any program or plan providing health care benefits that is funded directly, in whole or part, by a Governmental Authority), insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing, under which it directly or indirectly is presently receiving payments.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable governmental authority or non-governmental authority involved in granting regulatory approval of or for a biopharmaceutical product or medical device in such country or jurisdiction.

“Restricted Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Restricted Seller” means each of Lai Him Chung and Nathaniel Brinn. “Restricted Sellers” means each Restricted Seller, collectively.

“SEC Reports” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by the Company to the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Social Media Assets” means any accounts, profiles, pages, feeds, registrations and other online presences controlled by Company and used in connection with the Company’s business, including (i) all access credentials therefor and (ii) all information, data, audio materials, video materials, other visual materials, marketing materials, promotional materials, and other content contained in or used in connection with the foregoing.

“Software” means all (a) software, computer programs, applications, systems and code, including algorithms, models, methodologies, program interfaces, source code, object code and executable code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, utilities, libraries and compilers, (d) technology supporting websites, user interfaces, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including forms, user manuals, support, maintenance and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Spindle RNAP” means any heterologous fusion protein comprised of a DNA binding domain and an RNA polymerase (RNAP) enzyme developed by the Company as detailed in the PCT patent application PCT/IB2021/000727 and all genetic sequences able to produce same or processes or instructions for producing any of the foregoing.

“Spindle RNAP Derivative Product” means a heterologous fusion protein comprising a DNA binding domain and an RNA polymerase based substantially on the design, functionality, and mechanism of action as the Spindle RNAP.

“Spindle RNAP Net Sales” means the gross revenue actually received by the Purchaser, Purchaser Parent, Company, their respective Affiliates, or any third party described in Section 1.07(c), from the sale or exploitation of Products.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, franchise, profits, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, escheat, unclaimed property, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, health, employee health, payroll, workers’ compensation, employment or unemployment, termination pay, severance pay, social services, social security, education, utility, surtaxes, health insurance and government pension plan premiums or contributions employee or other withholding, or other tax, of any kind, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, report, claim for refund, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transaction Documents” means this Agreement and any agreement, certificate or instrument delivered hereunder.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Software or Company Solution.

“Volume Weighted Average Price” of the shares of Purchaser Parent Stock means, on any date, the volume weighted average sale price per share of Purchaser Parent Stock on such date on the principal U.S. national or non-U.S. securities exchange on which the Purchaser Parent Stock is then listed or, if the Purchaser Parent Stock is not listed on a U.S. national or non-U.S. securities exchange, an automated quotation system on which the Purchaser Parent Stock is then listed or authorized for quotation.

9.02         Other Definitional Provisions.

(a)            Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)            Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that Code section regardless of how it is numbered or classified.

9.03         Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Action	8.05
Additional Representations	8.01
Agreement	Preface
Anti-Money Laundering Laws	4.13(c)
Authorizations	4.13(a)
Benefit Plan	4.12
Cap	8.02(e)
Cash Consideration	1.02(a)
CFPOA	4.13(b)
Closing	2.01

Term	Section No.
Closing Date	2.01
Closing Share Issuance	1.02(b)(i)
Company	Preface
Company In-Licenses	4.10(a)
Company Intellectual Property	4.10(b)
Company Out-Licenses	4.10(a)
Company Owned IP	4.10(b)
Company Representatives	7.04
Company Shares	Recitals
Competing Transaction	7.04
Confidentiality Agreement	6.02
Convertible Securities Matters	8.02(a)
Copyrights	Article IX
De Minimis Claim Threshold	8.02(c)
Disclosure Schedule	Article III
Dispute Resolution Auditor	1.06(d)
Dollars or $	10.05(a)
DR/BCP Plans	4.10(n)
Earn-Out Objections Statement	1.06(d)
Earn-Out Period	1.06(a)(i)
Earn-Out Shares	1.06(a)
Electronic Delivery	10.12
Estimated Closing Statement	1.04
FACFOA	4.13(b)
FCPA	4.13(b)
FDA	Article IX
FDCA	Article IX
Financial Statements	4.05(a)
Fundamental Representations	8.01
Incorporated Third Party Software	4.10(a)
Indemnitee	8.05
Indemnitor	8.05
Information Systems	4.10(m)
IP Representations	8.01
Latest Balance Sheet	4.05(a)
Leased Real Property	4.07(b)
Losses	8.02(a)
Patents	Article IX
Payoff Letters	2.02(c)
Pension Plans	4.12
Pre-Closing Stock Transactions	8.02(a)
Pre-Closing Tax Matters	8.02(a)
Pre-Closing Tax Period	7.01
Privacy Agreements	4.10(h)

Term	Section No.
Privacy Laws	4.25
Privacy Policies	4.10(i)
Proprietary Software	4.10(l)
Purchaser	Preface
Purchaser Indemnified Parties	8.02(a)
Purchaser Parent Stock	1.02(b)
Purchaser's Representatives	7.02
Real Property Leases	4.07(b)
Regulatory Filings	4.24(d)
Released Claims	6.03
Released Parties	6.03
Releasors	6.03
Revenue Share Period	1.07(a)
Schedule	Article III
Seller Indemnified Parties	8.03(a)
SEMA	4.13(b)
Significant Contract	4.09(a)
Spindle RNAP Net Sales Earn-Out Shares	1.06(a)(ii)
Spindle RNAP Net Sales Milestone	1.06(a)(ii)
Spindle RNAP Net Sales Statement	1.06(d)
Spindle RNAP Patent Earn-Out Shares	1.06(a)(i)
Spindle RNAP Patent Issuance	1.06(a)(i)
Spindle RNAP Revenue Share	1.07(a)
Spreadsheet	1.03(a)
Spreadsheet Losses	8.02(a)
Stock Certificates	1.03
Stock Consideration	1.02(b)
Seller Representative	Preface
Straddle Period	7.02
Survival Period Termination Date	8.01
Tax Contest	7.09(a)
Tax Representations	8.01
Terminated Agreements	2.02(h)
Threshold	8.02(c)
Trademarks	Article IX
Transfer Taxes	7.05
Turner Note	8.02(a)
Turner Note Claim	8.02(a)

Article X

MISCELLANEOUS

10.01       Expenses. Except as otherwise expressly provided herein, each Party shall pay all of its own expenses (including attorneys’, broker’s, financial advisory and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

10.02       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) upon receipt if delivered personally, (b) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested, (c) one Business Day after it is sent by commercial overnight courier service, or (d) upon transmission if sent via email to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

Notices to Purchaser, and, following the Closing, Company, to:

c/o Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, New York 11790

Attention: Clay Shorrock, Chief Legal Officer

Email: clay.shorrock@adnas.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

One Vanderbilt Avenue
New York, NY 10017-3852

Attention:  Merrill Kraines

Email: Mkraines@mwe.com

McDermott Will & Emery LLP

One Vanderbilt Avenue
New York, NY 10017-3852

Attention:  Todd Kornfeld

Email: tkornfeld@mwe.com

Notices to the Seller Representative:

Lai Him Chung

Unit 903, 92 King Street East

Toronto, Ontario, Canada, ON M5C 2V8

Email: aaronchunglaihim@hotmail.com

10.03       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller without the prior written consent of the other Parties. For the avoidance of doubt, nothing in this Section 10.03 shall prohibit Purchaser from amalgamating with the Company at any time following the Closing without the consent of Sellers.

10.04       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

10.05       References.

(a)            When a reference is made in this Agreement to a section, subsection, Exhibit or Schedule, such reference shall be to a section, subsection, Exhibit or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Schedules and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule, including the Disclosure Schedules, and not otherwise defined shall have the meaning given to such term in this Agreement. Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as” or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms. Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. Pronouns of one gender shall include all genders. All accounting conventions shall be consistent with GAAP unless otherwise specified. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All references to “Dollars” or “$” shall be to United States Dollars unless otherwise specified.

(b)            The Exhibits and Schedules to this Agreement are a material part of this Agreement. The Disclosure Schedule attached hereto is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in the Disclosure Schedule shall be deemed to refer to this entire Agreement, including Disclosure Schedules. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

10.06       Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

10.07       Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Purchaser, the Company and the Seller Representative, and any such modification, amendment or waiver shall be binding on each of the Parties and each party bound by this Agreement. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.08       Complete Agreement. This Agreement (including the Recitals which are incorporated in and made a part hereof) and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.09       Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.10       Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.11       Dispute Resolution. Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12       Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement (excluding the Stock Certificates), and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.13       Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.14       Specific Performance. The Parties acknowledge and agree that any party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party (as well as Seller Representative) shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.15       Appointment of the Seller Representative.

(a)            Sellers irrevocably appoint Seller Representative as their true and lawful agent, attorney-in-fact and representative (with full power of substitution in the premises), and grant unto said agent, attorney-in-fact and representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as Sellers could do in person, hereby ratifying and confirming all that Seller Representative may lawfully do or cause to be done by virtue hereof. Each Seller agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Seller Representative and Purchaser and shall survive the death, incapacity, bankruptcy or dissolution of each such Seller. By its execution hereof, Seller Representative hereby accepts such appointment.

(b)            Seller Representative is hereby authorized (i) to take all actions necessary or desirable, in connection with the defense and/or settlement of any claims for Losses (including the power to compromise any indemnity claim on behalf of Sellers and to transact matters of litigation) for which Sellers may be required to indemnify Purchaser and its Affiliates pursuant to Article VIII and Section 7.01 hereof, (ii) to take all actions necessary or desirable in connection with the determination and payment of the Consideration, (iii) to give and receive all notices required to be given under this Agreement and the other agreements contemplated hereby to which all of Sellers are subject, and (iv) to do or refrain from doing all such further acts and things, and to execute all such documents as Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)            to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(ii)           to receive funds, make (or cause to be made) payments of funds, and give receipts for funds to appoint a paying agent for the disbursement of funds to Sellers pursuant to this Agreement;

(iii)          to receive funds for the payment of expenses of Sellers, to deposit such funds in such accounts as Seller Representative deems appropriate and apply such funds in payment for such expenses;

(iv)          to do or refrain from doing any further act or deed on behalf of Sellers that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present;

(v)           to receive service of process in connection with any claims under this Agreement; and

(vi)          to engage attorneys, accountants and other professionals and experts (the Seller Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Seller Representative based on such reliance shall be deemed conclusively to have been taken in good faith).

(c)            In the event that the Seller Representative dies, becomes unable to perform its responsibilities hereunder or resigns from such position, Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Company Shares issued and outstanding immediately prior to the Closing, shall select another representative to fill such vacancy and such substituted representative shall be deemed to be a Seller Representative for all purposes of this Agreement.

(d)            All decisions and actions by the Seller Representative, including the defense or settlement of any claims for Losses for which Sellers and may be required to indemnify Purchaser and its Affiliates pursuant to Article VIII and Section 7.01 hereof, shall be binding upon all of Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(e)            Purchaser shall be able to rely conclusively on the instructions and decisions of Seller Representative as to the determination and payment of the Consideration and the settlement of any claims for Losses for which Sellers may be required to indemnify Purchaser and its Affiliates pursuant to Article VIII and Section 7.01 hereof and any other actions required to be taken by Seller Representative hereunder, and no party hereunder or Seller shall have any cause of action against Purchaser for any action taken by Purchaser in reliance upon the instructions or decisions of Seller Representative.

(f)            All actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all of Sellers, and Seller Representative shall have no liability, and no Seller shall have any cause of action against Seller Representative under any legal or equitable theory whatsoever, for any action taken or not taken, decision made or instruction given by Seller Representative under this Agreement, except to the extent involving gross negligence, bad faith or willful misconduct on its part.

(g)            Seller Representative shall not have by reason of this Agreement a fiduciary relationship with any Seller, except in respect of amounts received by the Seller Representative on behalf of such Seller.

(h)            Seller Representative shall not be liable to any of Sellers for any apportionment or distribution of payments made by her, except to the extent involving gross negligence, bad faith or willful misconduct on its part, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers shall indemnify the Seller Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred other than to the extent any such Representative Losses are attributable to gross negligence, bad faith or willful misconduct of Seller Representative.

(i)            The provisions of this Section 10.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and

(j)            The provisions of this Section 10.15 shall be binding upon the heirs, legal representatives; successors and assigns of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of such Seller hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

10.16       Purchaser Parent Guaranty. By joining in this Agreement, Purchaser Parent guarantees to Sellers the full and prompt payment by Purchaser of all of the Purchaser’s covenants and obligations under this Agreement. If Purchaser does not perform a covenant or obligation under this Agreement, the Purchaser Parent shall promptly perform or cause Purchaser to perform the covenant or obligation. This guaranty of Purchaser Parent is one of payment, not of collection. This guaranty shall remain in force and effect (and shall remain in effect notwithstanding any amendments to this Agreement) for Purchaser Parent until all of the obligations of Purchaser have been paid, observed, performed, or discharged in full.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement on the day and year first above written.

COMPANY:	SPINDLE BIOTECH INC.
	By:	/s/ Lai Him Chung
Name: Lai Him Chung
Title: Chief Executive Officer

PURCHASER:	SPINDLE ACQUISITION CORP.
	By:	/s/ James A. Hayward
Name: James A. Hayward
Title: President and CEO

Solely for the purposes of acknowledging and agreeing to Section 10.16 and the other provisions in which the Purchaser Parent is named:

PURCHASER PARENT:	APPLIED DNA SCIENCES INC.
	By:	/s/ Clay Shorrock
Name: Clay Shorrock
Title: Chief Legal Officer

[Signature Page to Share Purchase Agreement]

SELLER REPRESENTATIVE:	/s/ Lai Him Chung
Lai Him Chung

[Signature Page to Share Purchase Agreement]

SELLER:	SOSV IV LLC by SOSV IV GP LLC, its Manager
/s/ Sean O’Sullivan
Name: Sean O’Sullivan
Title: Managing Partner

[Signature Page to Share Purchase Agreement]

Schedule 1.1

Sellers

Expected Cap Table (post note conversion: anticipated closing date July 12th 2023)

	Share #	Share %
Lai Him Chung	[***]	[***]
Nathaniel Brinn	[***]	[***]
Chao Chen	[***]	[***]
Brendan Hussey	[***]	[***]
Mikhael Dubrovsky	[***]	[***]
Quynh Anh Ngo	[***]	[***]
SOSV IV LLC	[***]	[***]
Cyrus M Brinn	[***]	[***]
Sunil Dadlani	[***]	[***]
Kent Spafford	[***]	[***]
Kunal Bhasin	[***]	[***]
Pierre Vella-Zarb	[***]	[***]
Marc Gregory Taylor, Ph.D.	[***]	[***]
Keith Ian Pardee	[***]	[***]
Trevor David McKee	[***]	[***]
Kwan Tsaan Lai	[***]	[***]
Allied Waves Inc.	[***]	[***]
Sohrab Ghaffari-haghi	[***]	[***]

Total	[***]	[***]